UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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VITAMIN SHOPPE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VITAMIN SHOPPE, INC.

2101 91ST Street

North Bergen, New Jersey 07047

April 20, 2012

To our stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Vitamin Shoppe, Inc. (the “Company”), which will be held at the La Quinta Inns & Suites, 350 Lighting Way, Secaucus, New Jersey 07094, on Thursday, June 7, 2012, beginning at 10:00 a.m., Eastern Daylight Time.

The formal notice of the meeting is provided in the enclosed Proxy Statement. At the meeting, stockholders will vote on the election of nine directors, to consider an advisory vote to approve named executive officer compensation; to approve an amendment and restatement of the 2009 Equity Incentive Plan including performance goals; to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and will transact such other business that may properly come before the meeting.

The enclosed Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the meeting. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in the enclosed Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders. This year, we will be taking advantage of the rules of the Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. We are mailing to many of our stockholders a notice of availability of the proxy materials over the Internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. All stockholders who do not receive such a notice of availability will receive a full set of paper proxy materials by U.S. mail. This new process will reduce our costs to print and distribute our proxy materials.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Sincerely,

Richard L. Markee

Executive Chairman

VITAMIN SHOPPE, INC.

2101 91ST Street

North Bergen, New Jersey 07047

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Eastern Daylight Time on Thursday, June 7, 2012

PLACE	La Quinta Inns & Suites, 350 Lighting Way, Secaucus, New Jersey 07094

ITEMS OF BUSINESS

•  Elect nine members to the Board of Directors.

•  Approve the advisory (non-binding) resolution to approve named executive officer compensation.

•  Approval of amendment and restatement of the 2009 Equity

    Incentive Plan, including performance goals.

•  Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

•  Transact such other business as may properly come before the Annual

    Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on Monday, April 9, 2012.

INTERNET AVAILABILITY	This year, in accordance with new Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing our proxy materials to our stockholders. Rather than sending stockholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution will make the proxy distribution process more efficient and less costly, and will limit our impact on the environment. This Proxy Statement and our Annual Report on Form 10-K are available at www.proxyvoting.com.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the Internet at www.proxyvoting.com, by telephone by calling 1-866-540-5760, or by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

Richard L. Markee

Executive Chairman

April 20, 2012

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

The Company is providing this Notice of Annual Meeting of Stockholders, Proxy Statement, voting instructions and Annual Report (the “proxy materials”) in connection with the solicitation by the Board of Directors of Vitamin Shoppe, Inc. (“Vitamin Shoppe” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at the Company’s 2012 Annual Meeting of Stockholders and at any adjournment or postponement (the “Annual Meeting”).

It is anticipated that the Notice of Internet Availability of Proxy Materials will first be sent to stockholders on or about April 20, 2012. The Proxy Statement and the form of proxy relating to the Annual Meeting are first being made available to stockholders on or about April 20, 2012.

You are invited to attend the Annual Meeting on Thursday, June 7, 2012, beginning at 10:00 a.m., Eastern Daylight Time. The Annual Meeting will be held at the La Quinta Inns & Suites, 350 Lighting Way, Secaucus, New Jersey 07094. Stockholders will be admitted to the Annual Meeting beginning at 9:30 a.m., Eastern Daylight Time. Seating will be limited.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Shareowner Services, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, the proxy materials have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other holder of record, those shares are held in “street name.” You are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Why did I receive in the mail a notice regarding the Internet Availability of Proxy Materials?

Under rules adopted by the Securities and Exchange Commission (“SEC”), the Company is now providing access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (“Notice”) to beneficial owners. If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will tell you how to access and review the proxy materials over the Internet at www.proxyvoting.com. The Notice also tells you how to access your proxy card to vote on the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions included in the Notice.

What should I bring with me to attend the Annual Meeting?

Stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you must also present proof of your ownership of Vitamin Shoppe, Inc. common stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on April 9, 2012, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock you owned at that time. At the close of business on April 9, 2012, there were 29,439,538 shares of the Company’s common stock outstanding.

How do I vote?

You may vote using any of the following methods:

By Internet

We encourage you to vote and submit your proxy over the Internet at www.proxyvoting.com.

By Telephone

You may vote by telephone by calling 1-866-540-5760.

In person at the Annual Meeting

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the: Corporate Secretary at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047;

•	timely delivery of a valid, later-dated proxy;

•	timely submission of a later-dated proxy via the Internet;

•	timely submission of a later-dated proxy via the telephone; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

What is “householding” and how does it affect me?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure will reduce the Company’s printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please make a written request to the: Corporate Secretary, Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047. If multiple stockholders of record who have the same address received only one copy of the proxy materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form.

Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche, LLP as our independent registered public accounting firm (Proposal 4) is considered to be a discretionary item under the NYSE rules and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1) and the “say on pay” and approval of amendments to the 2009 Equity Incentive Plan votes (Proposals 2 and 3) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (April 9, 2012) in order to be admitted to the meeting on June 7, 2012. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on April 9, 2012, the record date, or at least 14,719,770 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of Directors. Under the Company’s bylaws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. With respect to this proposal, the election of directors, the nine directors receiving the highest number of votes will be elected. The Company’s bylaws provide that if in an uncontested election for directors a nominee receives a greater number of “withhold” votes than votes “for” the nominee shall offer his or her resignation. A committee of independent directors whose election is not at issue will determine and publicly report the action to be taken with respect to the resignation offer. If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors.

Say on Pay. Our Board of Directors is seeking a non-binding advisory vote to approve the compensation of our named executive officers, as described in the Compensation, Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this Proxy Statement. Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve this resolution. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

Amendments to the 2009 Equity Incentive Plan. With respect to this proposal, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve the amendment of the Company’s 2009 Equity Incentive Plan. If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

Ratification of independent registered public accounting firm. Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify the selection of Deloitte & Touche, LLP as our independent registered public accounting firm. If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. Brokers who do not receive instructions with respect to Proposals 1, 2 or 3 will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or “against.” Accordingly, assuming the presence of a quorum, abstentions and broker non-votes for a particular proposal will not be counted as votes cast to determine the outcome of a particular proposal.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

FOR the election of each of the nine nominees to serve as directors on the Board of Directors, each for a term of one year (Proposal One);

FOR approval of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement (Proposal Two);

FOR approval of the amendment and restatement of the 2009 Equity Incentive Plan, including performance goals (Proposal Three); and

FOR the ratification of the selection of Deloitte & Touche, LLP as our independent registered public accounting firm for the 2012 fiscal year (Proposal Four).

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of our annual meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, the Company did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, the Proxies appointed by the Board will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

The Company will pay for the cost of this proxy solicitation. The Company does not intend to solicit proxies otherwise than by use of the mail or website posting, but certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

Who will count the vote?

All votes will be tabulated by Computershare Shareowner Services, the inspector of elections appointed for the Annual Meeting.

Other information

The Company’s Annual Report on Form 10-K for the 53-week fiscal year ended December 31, 2011 (Fiscal 2011) accompanies this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy materials. The fiscal years referred to in this Proxy Statement as “Fiscal 2007,” “Fiscal 2008,” “Fiscal 2009,” and “Fiscal 2010” refer to the 52-week fiscal years that ended on December 29, 2007, December 27, 2008, December 26, 2009, and December 25, 2010, respectively. The fiscal years referred to in this Proxy Statement as “Fiscal 2006” and “Fiscal 2011” refer to the 53-week fiscal years ended December 30, 2006 and December 31, 2011, respectively.

The contents of the Company’s corporate website (http://www.vitaminshoppe.com) are not incorporated by reference into this Proxy Statement.

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board of Directors (the “Board”) consists of ten members and all directors are elected annually. One of our directors, Douglas Korn, a Senior Managing Director of Irving Place Capital Management, L.P., a private equity firm that was our controlling stockholder until May 2010, has decided not to stand for re-election. The Board proposes that the nine nominees described below, each of whom is currently serving as a director, be re-elected for a new term of one year expiring at the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election.

Each of the nominees has consented to be named as a nominee. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The Board believes that it is necessary for each of the Company’s directors to possess many qualities and skills. When searching for new candidates, the Nomination and Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. The Board also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The Nomination and Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The Nomination and Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nomination and Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nomination and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

All our directors bring to our Board extensive executive leadership and board experience derived from their service as executives and, in many cases chief executive officers. The process undertaken by the Nomination and Governance Committee in recommending qualified director candidates is described below under “Corporate Governance—Director Nomination Process.” Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below.

The names of the nine nominees, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages and the year first elected as a director of the Company, are set forth below. No directors or executive officers have any family relationship to any other director, nominee for director or executive officer.

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director
	Nominees for Directors

Richard L. Markee	Richard L. Markee became our Executive Chairman on April 4, 2011, served as a director since September 2006, and was non-executive Chairman of the Board and a Director from April 2007 to September 2009. From September 8, 2009 to April 4, 2011 he served as the Company’s Chief Executive Officer and as Chairman of the Board. He previously served as the President of Babies “R” Us since August 2004 and Vice Chairman of Toys “R” Us, Inc. from May 2003 through November 2007. Mr. Markee also served as interim chief executive officer of Toys “R” Us, Inc. and its subsidiaries from July 2005 to February 2006. Mr. Markee served as President of Toys “R” Us U.S. from May 2003 to August 2004. From January 2002 to May 2003, he was Executive Vice President—President—Specialty Businesses and International Operations of Toys “R” Us. Mr. Markee was an Operating Partner of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies from November 2008 to September 2009. From 2006 to 2008, Mr. Markee was an Operating Partner of Bear Stearns Merchant Banking, the predecessor to Irving Place Capital Management, L.P. He has also been a director of Dorel Industries since November 2008, and Collective Brands, Inc. since July 2011. From June 2005 through July 2006, he served on the board of directors of The Sports Authority, Inc. From October 1999 to January 2002, he served as Executive Vice President—President of Babies “R” Us and the Chairman of Kids “R” Us. As a result of these and other professional experiences, Mr. Markee possesses particular knowledge and experience in marketing/branded consumer products and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills and experience.	58	2007

Anthony N. Truesdale	Anthony N. Truesdale has served as a director and as our Chief Executive Officer since April 4, 2011, and was our President and Chief Merchandising Officer from April 2006 to April 2011. Prior to joining us, he was Senior Vice President of Merchandising and Supply Chain Management at Petsmart, Inc., holding various positions of increasing responsibility since January 1999. Before joining Petsmart, Inc., Mr. Truesdale worked for two years at Sainsbury’s in the United Kingdom as the Senior Manager for produce and for 16 years with various operations and merchandising roles at Shaws Supermarkets in New England. In addition to our Board, Mr. Truesdale serves on the board of Pet Supplies Plus, Inc. Mr. Truesdale has a strong background in	49	2011

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director
	merchandising, including category management, pricing and promotional effectiveness. He also has extensive knowledge in supply chain optimization, transportation and distribution. He has successfully built teams in several different organizations that have successfully focused on the customer experience, driving improvements in operating performance. Each of these professional experiences strengthens the Board’s collective qualifications, skills and experience.

B. Michael Becker	Michael Becker has served as director since January 2008 and is Chairman of the Audit Committee. Mr. Becker was an Audit Partner for Ernst & Young LLP prior to his retirement in 2006. Mr. Becker was a Senior Consultant on airline risks to Pay Pal, Inc., from August 2008 to November 2009 and from August 2006 to August 2008 had a consulting practice which had an arrangement with Ernst & Young LLP to provide consulting services for two of its clients in the capacity of accounting and audit. Mr. Becker served as an Audit Partner for Ernst & Young LLP since 1979, where he spent the entirety of his career prior to his retirement. Mr. Becker holds an MBA and is an inactive Certified Public Accountant. The Board selected Mr. Becker to serve as a director based on his extensive experience in financial matters. Mr. Becker has experience in auditing and reporting on the financial statements and on internal controls over financial reporting of large publicly held companies, including retail companies.	67	2008

Catherine E. Buggeln	Catherine E. Buggeln has served as a director since November 2009. Ms. Buggeln currently serves as a director of Noble Biomaterials, as a consultant to Irving Place Capital Management, LP, and serves as a director and is a member of the Audit Committee of Ascena Retail Group, Inc., formerly The Dress Barn, Inc., which is publicly traded. Ms. Buggeln also serves on the Governing Board of the Business Council for Peace; also known as Bpeace. Ms. Buggeln has provided business strategy and brand management consulting services within the past five years. Ms. Buggeln was Senior Vice President, Strategic Planning and Business Development for Coach, Inc. from 2001 to 2004. The Board selected Ms. Buggeln to serve as a director because of her strong background in strategic planning and new business development.	51	2009

John H. Edmondson	John H. Edmondson has served as a director since April 2006. In addition to our Board, Mr. Edmondson serves on the board of Cabela’s Incorporated, a public company, and is a member of its audit committee. Mr. Edmondson served as Chief Executive Officer and director of West Marine, Inc., a public company selling boating supplies and accessories in 38 states, Puerto Rico and Canada, from December 1998 until January 2005. Prior to joining West Marine, he served as Chief Executive Officer of Duty Free	67	2006

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director
	Americas, Inc. Mr. Edmondson has been pursuing his personal interests since January 2005. The Board selected Mr. Edmondson to serve as a director based on his experience as the former Chief Executive Officer of a multi-store retailer and as a director.

David H. Edwab	David H. Edwab has served as Lead Director since April 4, 2011 and as a director since November 2005. Mr. Edwab has served as an officer and director of Men’s Wearhouse for over 20 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, where he was elected President in 1997. In November 2000, Mr. Edwab joined Bear, Stearns & Co. Inc. as a Senior Managing Director, Head of the Retail Group in the Investment Banking Department. At such time, Mr. Edwab resigned as President of Men’s Wearhouse and was then named Vice Chairman of the Board of Directors. In February 2002, Mr. Edwab re-joined Men’s Wearhouse and continues to serve as a director and as executive Vice Chairman of Men’s Wearhouse, a publicly traded company. Mr. Edwab previously served as a Senior Advisor to Bear Stearns Merchant Banking, LLC, an affiliate of Bear Stearns & Co. Inc. and the predecessor to Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies, until April 2008. Mr. Edwab also serves as Vice Chairman of the Zimmer Family Foundation. Mr. Edwab is an inactive Certified Public Accountant and currently serves as a director and member of the Audit Committee and is Chairman of the Nomination and Governance Committee of New York & Company, Inc., a publicly traded company, and also serves as a director of other privately owned companies. He was previously a partner with Deloitte & Touche. The Board selected Mr. Edwab to serve as a director based on his extensive retail and financial background and his experience having served on the boards of directors of retailers.	57	2005

Richard L. Perkal	Richard L. Perkal has served as a director since November 2002, and was our Lead Director until April 2011. Mr. Perkal has been a director of our subsidiaries, Vitamin Shoppe Industries Inc. and VS Direct Inc. since 2002. Mr. Perkal is currently a Senior Managing Director of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies. From 2000 to 2008, Mr. Perkal was a Senior Managing Director of Bear, Stearns & Co. Inc. and a Partner of Bear Stearns Merchant Banking, an affiliate of Bear, Stearns & Co. Inc and predecessor to Irving Place Capital Management, L.P. Prior to joining Bear, Stearns & Co. Inc. in 2000, Mr. Perkal was a Senior Partner in the law firm of Kirkland & Ellis LLP where he headed the Washington D.C. corporate transactional practice, primarily focusing on leveraged buyouts and recapitalizations. Mr. Perkal currently serves as a director of New York & Company, Inc., a	58	2002

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director
	publicly traded company, as well as several private companies. As a result of these and other professional experiences, Mr. Perkal possesses particular knowledge and experience in legal/regulatory, finance and capital structure that strengthen the Board’s collective qualifications, skills and experience

Beth M. Pritchard	Beth M. Pritchard has served as director since January 2008. Ms. Pritchard currently serves as Business Development Advisor-North American to M. H. Alshaya, Co. W.L.L. a diverse franchisee group based in the Middle East, a position she has held since October 2008, and has been a principal of Sunrise Beauty Studio, LLC, since February 2009. Ms. Pritchard previously served as President and Chief Executive Officer of Dean & Deluca from 2005 to November 2007, and as Vice Chairman of Dean & Deluca from December 2007 to November 2008. Ms. Pritchard joined Dean & Deluca in 2006, having previously served as President and Chief Executive Officer of Organized Living from January 2004 until May 2005, when it filed a reorganization petition under chapter 11 of the Bankruptcy Code and was subsequently liquidated. She also served as President and Chief Executive Officer of Bath & Body Works where she spent 12 years of her career helping to develop it into a specialty retail chain. Ms. Pritchard serves on the board of Zales Corporation and Cabela’s Incorporated, both of which are public companies, and has previously served on the boards of Borders Group, Inc., Intimate Brands, Albertsons, and Ecolab, Inc. The Board selected Ms. Pritchard to serve as a director due to her extensive experience as the Chief Executive Officer of multi-store retailers and her experience having served on the boards of directors of retailers.	65	2008

Katherine Savitt-Lennon	Katherine Savitt-Lennon has served as a director since November 2009. Since 2009, Ms. Savitt-Lennon has served as the Chief Executive Officer of Lockerz, LLC. From 2006 to 2009, Ms. Savitt-Lennon served as the Executive Vice President and Chief Marketing Officer of American Eagle Outfitters, Inc. From 2002 to 2006, she served as Vice President, Strategic Communications, Content and Initiatives of Amazon.com. Ms. Savitt-Lennon serves on the Advisory Board of Liberty Media, and as a board member of the Carnegie Museum of Art. The Board selected Ms. Savitt-Lennon to serve as a director due to her background in marketing. Additionally, Ms. Savitt-Lennon has an exceptional background in e-commerce combined with new business development both online and brick and mortar retail.	48	2009

The Board unanimously recommends that stockholders vote “FOR” the election of each of the nominees.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations page of the Company’s website, www.vitaminshoppe.com. The Corporate Governance Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning.

Director Independence

Based on the New York Stock Exchange (“NYSE”) independence requirements, the Corporate Governance Guidelines set forth certain guidelines to assist the Board in its determination of director independence. The Company’s Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit, Compensation and Nomination and Governance Committees, must meet certain criteria for independence.

The Nomination and Governance Committee conducts a review of the independence of all members of the Board for the purposes of determining which Board members are deemed independent and which are not. Based on the NYSE Listed Company Manual and the Corporate Governance Guidelines, Messrs. Becker, Edmondson and Edwab and Mss. Buggeln, Pritchard and Savitt-Lennon were affirmatively determined by the Board to be independent. Except for Messrs. Korn and Perkal who are deemed to not be independent by virtue of their affiliation with IPC/Vitamin, LLC, (formerly BSMB/Vitamin, LLC), an affiliate of Irving Place Capital Management, L.P., formerly Bear Stearns Merchant Banking, LLC (“Irving Place Capital”), which until May 2010 held over 50% of the voting power of the Company, none of the non-employee directors has any relationship with the Company other than being a director and stockholder, or any transaction or arrangement that interferes with each director’s independence.

Policies with Respect to Transactions with Related Persons

The Nomination and Governance Committee and the Board have adopted Standards of Business Conduct which sets forth various policies and procedures intended to promote the ethical behavior of all of our employees, officers and directors. The Standards of Business Conduct describes the Company’s policy on conflicts of interest. The Company distributes the Standards of Business Conduct to all of its employees and officers. The conflicts of interest policy in the Standards of Business Conduct describes the types of relationships that may constitute a conflict of interest with the Company. All employees, officers and directors are required to periodically complete a questionnaire about potential conflicts of interest and certify compliance with the Company’s policy.

The executive officers and the Board are also required to complete a questionnaire on an annual basis which requires them to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a transaction is reported by an independent director or executive officer, the questionnaire is submitted to the Chairman of the Audit Committee for review. If necessary, the Audit Committee will determine whether the relationship is material and will have any effect on the director’s independence. After making such determination, the Audit Committee will report its recommendation on whether the transaction should be approved or ratified by the entire Board.

Director Nomination Process

The Nomination and Governance Committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination.

When identifying and evaluating candidates, the Nomination and Governance Committee first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Nomination and Governance Committee may retain a third-party search firm to assist the committee in locating qualified candidates that meet the needs of the Board at that time. The search firm provides information on a number of candidates, which the Nomination and Governance Committee discusses. The Chairman of the Nomination and Governance Committee and some or all of the members of the Nomination and Governance Committee, as well as the Lead Director, the Executive Chairman and the Chief Executive Officer, will interview potential candidates that the Nomination and Governance Committee deems appropriate. If the Nomination and Governance Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the independence standards required by the NYSE and as set forth in the Corporate Governance Guidelines, it will recommend the nomination of the candidate to the Board.

It is the Nomination and Governance Committee’s policy to consider director candidates recommended by stockholders, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nomination and Governance Committee as nominees for election to the Board can do so by writing to the Secretary at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047. Recommendations must include the proposed nominee’s name, biographical data and qualifications, as well as a written statement from the proposed nominee consenting to be named and, if nominated and elected, to serve as a director. Recommendations must also follow the Company’s procedures for nomination of directors by stockholders as provided in our Certificate of Incorporation and By-laws. The Nomination and Governance Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nomination and Governance Committee. The Nomination and Governance Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. The Nomination and Governance Committee may then interview the candidate if it deems the candidate to be appropriate. The Nomination and Governance Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Nomination and Governance Committee’s nomination process is designed to ensure that the Nomination and Governance Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Nomination and Governance Committee under the Corporate Governance Guidelines.

Communication with the Board

The Board and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Executive Chairman of the Board or the Secretary, at Vitamin Shoppe, Inc. 2101 91st Street, North Bergen, New Jersey 07047. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Secretary at the address above. The Secretary will forward communications intended for the Board to the Lead Director, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Secretary may, in his discretion, forward only representative correspondence. Communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

We currently have separate roles for the Chief Executive Officer and the Executive Chairman of the Board. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Executive Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise.

The Board believes that the Company’s Chief Executive Officer, who also serves as a director, is best situated to serve the Company because he is most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board believes that the current separate roles of Executive Chairman and the Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance, and together with a Lead Director, having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and oversight of management.

Lead Director

Because Mr. Markee, our Executive Chairman, is an employee of the Company and is therefore not “independent,” our Board of Directors has appointed David Edwab as “Lead Director” to preside at all executive sessions of “non-management” directors, who are all independent, as defined under the rules of the NYSE. David Edwab was selected by the Board effective April 4, 2011, to serve as the Lead Director and prior to that time Richard Perkal, a current director, served as Lead Director. The Lead Director has the responsibility of presiding at all executive sessions of the Board, consulting with the Executive Chairman and the Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Executive Chairman and the Chief Executive Officer and advising him or her on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Corporate Governance Guidelines. The Board generally holds executive sessions at each regular meeting.

Executive Sessions

Pursuant to the Corporate Governance Guidelines, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The Lead Director chairs these sessions.

Meeting Attendance

Last year there were seven meetings of the Board. Each director attended at least 75% of the total meetings of the Board and committees of the Board of which the director was a member. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including telephone contact with the Executive Chairman and Chief Executive Officer and others regarding matters of interest and concern to the Company.

The Company does not have a formal policy requiring members of the Board to attend the Annual Meeting, although all directors are strongly encouraged to attend, and three of our directors attended the 2011 Annual Meeting.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nomination and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. The Board seeks to ensure that management has in place processes for dealing appropriately with risk. It is the responsibility of the Company’s senior management to develop and implement the Company’s short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risk and risk controls related to significant business activities and Company objectives, and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the risk-controlling behavior and the risk to Company strategy.

Board Committees

The Board has established an Audit Committee, a Compensation Committee, and a Nomination and Governance Committee. The Audit, Compensation, and Nominating and Governance Committees are composed entirely of independent directors, as defined under the NYSE Listed Company Manual and the Corporate Governance Guidelines. The charters of each committee are available on the Investor Relations page of the Company’s website, www.vitaminshoppe.com.

A list of current Committee memberships may be found on the Investor Relations page of the Company’s website, www.vitaminshoppe.com. The Committee memberships as of the date of this Proxy Statement are set forth below:

	Audit Committee	Compensation Committee	Nomination and Governance Committee
B. Michael Becker	C	X
Catherine Buggeln	X	X
John H. Edmondson	X		C
David H. Edwab *	X	C
Beth M. Pritchard		X	X
Katherine Savitt-Lennon			X

*	Mr. Edwab is Lead Director
An “X” indicates membership on the committee.
A “C” indicates that the director serves as the chairman of the committee.

Audit Committee

The Audit Committee held seven meetings in 2011. The Audit Committee annually reviews and reassesses the adequacy of its charter. As such, in February 2012, the Audit Committee reviewed and approved an updated Audit Committee charter. As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

•	Oversee our accounting and financial reporting processes, including the review of the Company’s quarterly and annual financial results;

•

Select, retain (subject to stockholder ratification), evaluate and terminate when appropriate, the Company’s independent registered public accounting firm, and oversee the relationship, including monitoring the auditor’s independence and reviewing the scope of the firm’s work, including preapproval of audit and non-audit services;

•	Review the annual and quarterly review processes with management and the independent registered public accounting firm;

•	Review reports and recommendations of our independent registered public accountants;

•	Oversee the Company’s internal audit function, including, review of the scope of all internal audits and related reports and recommendations;

•	Review management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and the independent registered public accounting firm’s related attestation;

•	Monitor the integrity of the Company’s financial statements;

•	Monitor compliance with financial reporting requirements;

•	Monitor compliance with internal control over financial reporting;

•	Monitor the independence and performance of our independent registered public accountants, including the lead partner, and the performance of our internal auditors;

•	Discuss the Company’s financial statements and its quarterly and annual reports to be filed with the SEC with management and the independent registered public accountants;

•	Review the Company’s policies regarding the assessment of financial risk;

•	Review the Company’s compliance programs;

•	Review and approve related person transactions and conflicts of interest involving directors and executive officers;

•	Review the Company’s procedures for receiving and responding to concerns regarding accounting and auditing matters; and

•

Review and approve reports (to be included in the Proxy Statement) disclosing whether the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

Each member of the Audit Committee, as of the date of this Proxy Statement (Messrs. Becker, Edmondson, and Edwab and Ms. Buggeln), is financially literate, has accounting or financial management expertise and the Board has determined that Mr. Becker has financial management expertise and based upon his education and experience as a public accountant and experience in advising, auditing and reporting on the financial statements and on internal controls over financial reporting of large publicly held companies, including retail companies, the Board has determined that Mr. Becker is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K. Each Audit Committee member has also been determined by our Board to be independent as such term is defined in Item 407(a) of Regulation S-K, Rule 10A-3 under the Exchange Act, the NYSE Listed Company Manual and the Corporate Governance Guidelines.

Compensation Committee

The Compensation Committee held six meetings in 2011. The Compensation Committee’s primary functions are to:

•	Administer our long term incentive plans;

•	Designate key employees who may be granted stock options, performance awards and other stock based awards, and determine the number of shares that are granted to such key employees;

•	Review and approve compensation and goals for the Chief Executive Officer and evaluate his or her performance, in consultation with the Company’s non-employee directors;

•	Set compensation (including incentive compensation) for our officers who hold the office of Vice President or higher and for our Chief Executive Officer;

•	Recommend compensation arrangements (including the level and composition of such compensation) for non employee directors;

•	Administer non employee director equity compensation plans;

•	Retain any compensation consultants to assist in the evaluation of senior executive compensation and benefits;

•	Oversee management’s administration of retirement and other benefit arrangements, compensation agreements and severance agreements for executive officers;

•	Oversee and monitor management’s administration of perquisites; and

•	Review and approve the Compensation Discussion & Analysis and Compensation Committee Report to be included in the Proxy Statement.

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data used by the Compensation Committee in determining executive compensation. In addition, members of the Company’s human resources department assist in providing historical information on compensation paid to executives. The Compensation Committee is presented with recommendations from management as to the level and type of compensation to provide to officers who hold the office of Vice President or higher. Members of the Company’s legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation, and the Compensation Committee may from time to time consult with outside legal counsel.

The Executive Chairman and the Chief Executive Officer periodically attend meetings at the request of the Compensation Committee. The Executive Chairman’s and the Chief Executive Officer’s feedback about each officer’s performance is essential in the Compensation Committee’s determination of the officer’s salary and incentive compensation.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of our Compensation Committee during the last fiscal year (that is, Messrs. Edmondson, Edwab, Korn and Perkal to April 4, 2011; and Messrs. Edwab and Becker, and Mss. Buggeln and Pritchard since April 4, 2011) has (i) served as one of our officers or employees; or (ii) any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serve as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or our Compensation Committee.

Nomination and Governance Committee

The Nomination and Governance Committee met two times in 2011. The Nomination and Governance Committee’s primary functions are to:

•	Identify, recruit and screen potential director nominees and recommend such nominees for election as members of the Board;

•	Review criteria and policies relating to director independence, service and tenure;

•	Recommend directors for membership on the Audit, Compensation and Nomination and Governance Committees, including their Chairmen;

•	Recommend directors and executive officers for membership on other committees established by the Board;

•	Develop and recommend a set of corporate governance principles designed to foster an effective corporate governance environment;

•	Review the charters of Board committees; and

•	Manage the performance review process of the Board, its committees and the Chief Executive Officer.

Other Corporate Governance Resources

The charters of each committee, the Corporate Governance Principles, the Company’s Standards of Business Conduct and the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers are available on the Investor Relations page of the Company’s website, www.vitaminshoppe.com.

DIRECTOR COMPENSATION

We had ten directors at December 31, 2011 and during fiscal 2011, we had six directors who received compensation. Messrs. Perkal and Korn, who are executives with Irving Place Capital Partners II, L.P., did not receive any compensation for their services on our Board. Similarly, Messrs. Markee and Truesdale, executives of the Company who also serve as directors, do not receive any compensation for their services on our Board. Until February 23, 2011, we paid to each other member of our Board $7,500 per quarter; $1,000 for each quarterly Board meeting attended; $1,000 for each Board committee meeting attended and $500 for each Board or Board Committee meeting attended telephonically. The independent committee chairperson and the committee members, respectively, received a retainer as follows: (i) Audit Committee chairperson $10,000 and committee member $5,000 annual retainer paid quarterly; (ii) Compensation Committee chairperson $5,000 and committee member $2,500 annual retainer paid quarterly; and (iii) Nomination and Governance Committee chairperson $2,500 and committee member $1,250 annual retainer paid quarterly.

In October 2010, the Compensation Committee considered and retained the Hay Group as an independent consultant with respect to executive compensation and director compensation matters. Based upon recommendations of the Hay Group, effective February 23, 2011, the Company modified its director compensation policy. Beginning February 23, 2011, the non-management and independent members of our Board were paid $10,000 per quarter; $2,500 for each Board meeting attended in person and $1,250 for each Board meeting attended telephonically; $500 for each Board committee meeting attended in addition to the number of regular scheduled committee meetings, whether attended in person or telephonically. The independent chairperson and the committee members, respectively, received a retainer as follows: (i) Audit Committee chairperson $15,000 and committee member $7,500 annual retainer paid quarterly; (ii) Compensation Committee chairperson $12,000 and committee member $6,000 annual retainer paid quarterly; and (iii) Nomination and Governance Committee chairperson $10,000 and committee member $5,000 annual retainer paid quarterly. The Lead Director received an annual retainer of $15,000.

In addition, the non-management and independent directors received an annual equity award equal to the grant date value of $60,000 composed of a combination of restricted stock and stock options. Such awards were made during the first fiscal quarter of the year and restrictions on restricted shares expired on or about December 31, 2011 and stock options vested, 50% on each anniversary of the date of grant for options, in each case, provided that the non-management director continues to serve as a member of the Board. Current directors that were fully vested in their initial equity awards received 100% of the annual equity award value. Current directors that were vested at least three out of the four years into their initial equity award received 50% of the annual award value pro-rated to the number of whole calendar months from their initial award date. The awards provide for accelerated vesting in the event of the death of the director or a change of control of the Company. These grants are subject to the same terms as those of every employee of the Company as outlined in our 2006 Stock Option Plan and 2009 Equity Incentive Plan narratives disclosed in our Annual Report on Form 10-K, which was filed with the SEC on March 17, 2010.

Director Compensation Effective January 1, 2012

In September 2011, the Compensation Committee considered and retained the Hay Group as an independent consultant with respect to executive compensation and director compensation matters. Based upon recommendations of the Hay Group, effective January 1, 2012, the Company modified its director compensation policy and we currently pay each non-management and independent member of our Board a $55,000 annual retainer, paid quarterly, and no meeting attendance fees. The independent committee chairperson and the committee members, respectively, received a retainer as follows: (i) Audit Committee chairperson $20,000 and committee member $10,000 annual retainer paid quarterly; (ii) Compensation Committee chairperson $15,000 and committee member $7,500 annual retainer paid quarterly; and (iii) Nomination and Governance Committee chairperson $10,000 and committee member $5,000 annual retainer paid quarterly. The Lead Director receives an annual retainer of $17,000. In addition, the non-management and independent directors will receive annual awards of restricted stock units equal to the grant date value of $60,000. Such awards would be made on the first trading day of the year and restrictions on restricted stock units expire one year from the date of grant, provided that the non-management director continues to serve as a member of the Board. Current directors that are fully vested in their initial equity awards will receive 100% of the annual award value. Current directors that are not fully vested in their initial equity award will participate in the annual award of restricted stock units the year they fully vest, on a pro-rated basis and thereafter at 100% of the annual award value. Initial awards of restricted stock units to new directors will be made on the first trading day of the calendar month after they become a new director; pro-rated to the remaining number of whole calendar months in that current year.

The following table provides information concerning the compensation of each director who served in 2011.

2011 Director Compensation Table

Name	Total ($)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	All other compensation ($)
B. Michael Becker	92,572	70,250	11,250	11,072	—	—
Catherine E. Buggeln	65,000	65,000	—	—	—	—
John H. Edmondson	131,320	71,500	29,989	29,831	—	—
David H. Edwab	151,070	91,250	29,989	29,831	—	—
Douglas R. Korn	—	—	—	—	—	—
Richard Markee	—	—	—	—	—	—
Richard L. Perkal	—	—	—	—	—	—
Beth M. Pritchard	83,572	61,250	11,250	11,072	—	—
Katherine Savitt-Lennon	55,000	55,000	—	—	—	—
Anthony N. Truesdale	—	—	—	—	—	—

Mr. Becker attended 7 board meeting and 9 committee meetings during fiscal 2011. In 2011, Mr. Becker was granted 351 restricted stock shares at a grant price of $32.05, and 825 stock options at a Black Scholes value of $13.42.

Ms. Buggeln attended 6 board meetings and 9 committee meetings during fiscal 2011.

Mr. Edmondson attended 6 board meetings and 12 committee meetings during fiscal 2011. In 2011, Mr. Edmondson was granted 862 restricted stock shares at a grant price of $34.79, and 2,030 stock options at a Black Scholes value of $14.70.

Mr. Edwab attended 7 board meetings and 13 committee meetings during fiscal 2011. In 2011, Mr. Edwab was granted 862 restricted stock shares at a grant price of $34.79, and 2,030 stock options at a Black Scholes value of $14.70.

Mr. Korn attended 6 board meetings and 4 committee meetings during fiscal 2011.

Mr. Markee attended 7 board meetings during fiscal 2011.

Mr. Perkal attended 7 board meetings and 1 committee meeting during fiscal 2011.

Ms. Pritchard attended 7 board meetings and 4 committee meetings during fiscal 2011. In 2011, Ms. Pritchard was granted 351 restricted stock shares at a grant price of $32.05, and 825 stock options at a Black Scholes value of $13.42.

Ms. Savitt-Lennon attended 6 board meetings and 2 committee meetings during fiscal 2011.

Mr. Truesdale joined the board in April 2011 and attended 4 board meetings during fiscal 2011.

Stock Ownership Guidelines for Directors

On December 14, 2011, the Board of Directors approved a stock ownership policy for the non-management and independent members of our Board of Directors, to encourage significant share ownership and further align the personal interests of our Board members with shareholders. Each covered individual is required to accumulate and hold an aggregate value of $150,000 in the Company’s common stock and/or vested options or restricted stock units. The directors have a four year period to achieve, and then hold the required level of share ownership value, beginning on December 14, 2011 for current directors, and beginning on their respective first dates of service for new directors.

SECURITY OWNERSHIP

The following table sets forth, as of March 30, 2012 information concerning the beneficial ownership of our capital stock by:

•	each holder of more than 5% of any class of voting stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is based upon 29,325,643 shares of common stock outstanding as of March 30, 2012. Each of the persons set forth below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted. The address of each stockholder is c/o Vitamin Shoppe, 2101 91st Street North Bergen, NJ 07047, except as otherwise noted. The following table includes shares of common stock issuable within 60 days of March 30, 2012 upon the exercise of all options and other rights beneficially owned by the indicated person on that date.

	COMMON STOCK BENEFICIALLY OWNED	PERCENT OF CLASS
FMR LLC (1)	3,766,123	12.84%
Eagle Asset Management, Inc. (2)	3,021,390	10.30%
Wells Fargo & Company (3)	2,715,217	9.26%
BlackRock, Inc. (4)	1,895,171	6.46%
Vanguard Group, Inc. (5)	1,502,305	5.12%

Executive Officers and Directors:
Richard L. Markee	272,233	*
Anthony N. Truesdale	517,558	1.8%
Michael Archbold	401,385	1.4%
Brenda Galgano	32,318	*
James M. Sander	25,755	*
Louis Weiss	54,093	*
B. Michael Becker	28,680	*
Catherine Buggeln	6,979	*
John H. Edmondson	4,120	*
David H. Edwab	7,201	*
Douglas R. Korn (6)	—	—
Richard L. Perkal (7)	—	—
Beth M. Pritchard	28,680	*
Katherine Savitt-Lennon	479	*
All named directors and executive officers as a group (14 persons)	1,379,481	4.7%

*	Represents less than 1%.
(1)	Based solely on the Schedule 13G filed with the SEC by FMR LLC. FMR LLC has sole power to vote or to direct the vote of 353,620 shares and sole power to dispose or to direct the disposition of 3,766,123 shares. FMR LLC’s address is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)	Based solely on the Schedule 13G filed with the SEC by Eagle Asset Management, Inc. Eagle Asset Management, Inc. has sole voting and dispositive power with respect to all shares. Eagle Asset Management, Inc.’s address is 880 Carillon Parkway, St. Petersburg, Florida 33716.
(3)	Based solely on the Schedule 13G filed with the SEC by Wells Fargo & Company. Wells Fargo & Company has sole power to vote or to direct the vote of 2,545,520 shares, shared power to vote or to direct the vote of 580 shares and sole power to dispose or to direct the disposition of 2,699,332 shares. Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, California 94104.

(4)

Based solely on the Schedule 13G filed with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting and dispositive power with respect to all shares. BlackRock Inc.’s address is 40 East 52nd Street, New York, New York 10022.

(5)	Based solely on the Schedule 13G filed with the SEC by Vanguard Group, Inc. Vanguard Group, Inc. has sole power to vote or to direct the vote of 35,944 shares, sole power to dispose or to direct the disposition of 1,466,361 shares and shared power to dispose or to direct the disposition of 35,944 shares. Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)	Mr. Korn is employed by Irving Place Capital Management, L.P., a private equity firm. His business address is 277 Park Avenue, New York, New York 10172.
(7)	Mr. Perkal is employed by Irving Place Capital Management, L.P., a private equity firm. His business address is 277 Park Avenue, New York, New York 10172.

PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act, we are requesting shareholder approval of the compensation of our Named Executive Officers (NEOs) as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, or CD&A, compensation tables and accompanying narrative disclosures). Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their CD&A and compensation tables. As required by the Dodd-Frank Act, and the related SEC rules, this is an advisory vote, which means that this proposal is not binding on us. But our Compensation Committee values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs. We have described this compensation in detail under the heading “Compensation Discussion & Analysis” below. The Board recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Proxy Statement relating to this Annual Meeting, on an advisory basis, is hereby APPROVED.”

Here are some common questions and answers to help you better understand what this vote means:

What am I voting on?

Commonly referred to as a “say-on-pay” proposal, this lets you vote on whether to endorse the compensation we pay to our named executive officers.

What factors should I consider in voting on this proposal?

The section entitled “Compensation Discussion & Analysis” (“CD&A”) describes in detail the different kinds of compensation we pay, the reasons for paying each type of compensation, and the amounts of compensation we pay. As stated in that section, our goal is to compensate our named executive officers in a way that encourages them to maximize short-term performance without compromising long-term profitability and shareholder return, while giving them a degree of compensation stability. You should consider whether you agree with the objectives we describe in the CD&A and whether the amounts we pay as a result are appropriate. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described herein. The Company’s 2012 executive compensation program is substantially similar to the executive compensation program in effect for 2011, which was submitted to a non-binding advisory vote of the stockholders at the Company’s 2011 annual meeting. The stockholders approved the 2011 executive compensation program by 98% of the vote. The Company’s Board of Directors has considered the outcome of that 2011 vote and decided that the Company will hold future non-binding advisory votes on executive compensation every year until the Company’s Board of Directors determines that a different frequency for such non-binding votes is in the best interest of the Company or until the next required vote on the frequency of such votes is held no later than our 2017 Annual Meeting.

We believe our compensation practices are reasonable, carefully crafted to accomplish the best possible long-term results for the Company and have served us well. In particular, we believe our program strongly and consistently links the level of compensation of named executive officers to our performance. The program has enabled us to attract and retain a management team that has led the Company through several years of successful performance and positioned our Company for future growth and success. For all of these reasons, we believe our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and has demonstrated that it incentivizes desirable behavior from our executives.

Is this vote binding?

Because your vote is advisory, it will not be binding upon the Board or Compensation Committee. However, our Board and Compensation Committee value your opinion and will take the outcome of the vote, including any vote against the compensation described herein, into account when considering future compensation arrangements.

How does the Board of Directors recommend that I vote?

We recommend that you vote “FOR” the advisory resolution approving the compensation of our named executive officers as described in this Proxy Statement.

The Board unanimously recommends that you vote “FOR” approval of the compensation of our Named Executive Officers as disclosed in this proxy statement

PROPOSAL THREE—VOTE ON THE AMENDMENT AND RESTATEMENT OF THE 2009

EQUITY INCENTIVE PLAN, INCLUDING PERFORMANCE GOALS

The Board has approved, subject to shareholder approval, an amendment and restatement of the 2009 Equity Incentive Plan (the “2009 Plan”) to increase by 2,250,000 the number of shares of common stock, $0.01 par value per share, authorized for issuance. The 2009 Plan as proposed to be amended and restated is referred to as the “Amended 2009 Plan” and is attached as Appendix A to this Proxy Statement. Through the first quarter of fiscal 2012, the Company granted stock options, restricted stock (“RSAs”) and restricted stock units (“RSUs”) under the 2009 Plan. Stock options and RSAs generally vest over four years, RSUs that have been granted vest over one year, and stock options have a ten-year term. Under the terms of the 2009 Plan, each RSU issued counts as one share toward the total share limits. The Company issues shares of common stock upon exercise of stock options and vesting of RSUs.

In addition to the foregoing, the shareholders are being asked to approve the Section 162(m) performance goals under the Amended 2009 Plan (as described below) so that certain incentive awards granted under the Amended 2009 Plan to executive officers of the Company may qualify as exempt performance-based compensation under Section 162(m) of the Internal Revenue Code, which otherwise generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the three other most highly paid executive officers of publicly-held companies other than the chief financial officer. Section 162(m) of the Internal Revenue Code generally requires such performance goals to be approved by stockholders every five years. To date, the Company has relied on an exemption under Section 162(m) of the Internal Revenue Code applicable to publicly-held companies during a transition period following their initial public offerings. During this transition period, the Company was exempt from the limitations of Section 162(m) of the Internal Revenue Code. However, as a result of the material modification of the 2009 Plan proposed herein to increase the aggregate number of shares authorized for issuance, the transition period under Section 162(m) of the Internal Revenue Code will expire, and the Company is now required to have the performance goals under the Amended 2009 Plan approved by the Company’s shareholders.

If the requisite shareholder approval of the Section 162(m) performance goals and the “Amended 2009 Plan is not obtained, the Amended 2009 Plan will not take effect, but the Company may continue to grant awards under the 2009 Plan in accordance with its terms and the current number of shares available for grant under the 2009 Plan.

As of March 30, 2012, 848,677 options and shares had been granted since October 27, 2009, when the shareholders authorized the 2009 Plan. Currently, approximately 547,139 shares remain eligible for future grants as of March 30, 2012. As of March 30, 2012, the fair market value of a share of Company common stock was $44.21, based on the closing price on the NYSE.

As of March 30, 2012, approximately 490,835 options, 206,487 RSAs and 2,978 RSUs were outstanding. For fiscal year 2011, the ratio of options, RSUs and RSAs granted to basic shares outstanding was 1.2%.

The following description of the Amended 2009 Plan is a summary and is qualified in its entirety by reference to the complete text of the Amended 2009 Plan that is included as Appendix A to this Proxy Statement.

Summary Description of the Amended 2009 Plan. The Amended 2009 Plan is intended to strengthen the Company by allowing selected employees, directors, consultants and independent contractors to the Company to participate in the Company’s future growth and success by offering them an opportunity to acquire stock in the Company in order to retain, attract and motivate them. The Board has ultimate responsibility for administering the Amended 2009 Plan but may delegate this authority to a committee of the Board or an executive of the Company, subject to certain limitations. The Board has delegated responsibility to the Compensation Committee (the “Committee”) to administer the Amended 2009 Plan. The Committee has broad discretion to determine the amount and type of grants and their terms and conditions. The Committee has delegated certain authority to the Executive Chairman, Richard Markee with respect to awards not involving executive officers. Individual grants will generally be based on a person’s position and present and potential contributions to the Company.

As of December 31, 2011, the Company had approximately 3,907 associates and six non-employee directors who the Company estimates are eligible to participate in the Amended 2009 Plan. The Company has not specifically determined the nature and amount of any awards that will be granted in the future to any eligible individual or group of individuals, except that: (i) the maximum number of stock options and stock appreciation rights (“SARs”) that may be granted to any one participant during any calendar year to 500,000, and (ii) the maximum number of awards (other than stock options and SARs) that may be paid to any one participant for any calendar year based on the achievement of performance goals (as performance-based compensation under Section 162(m) of the Code) is 500,000 shares, or if such award is payable in cash, the fair market equivalent thereof. During fiscal 2011, 83.0% of the 140,102 RSAs granted were to directors and executive officers. The Amended 2009 Plan permits the grant of options, stock appreciation rights, restricted stock, RSUs, performance awards, and other stock-based awards (collectively “awards”). Awards may be denominated or paid in shares, cash or other property. Cash performance awards may be annual or long-term incentive awards.

The following discussion summarizes the material terms of the Amended 2009 Plan and is qualified in its entirety by reference to the full text of the Amended 2009 Plan.

Eligibility

Our associates, non-employee directors, consultants, and independent contractors may be granted awards under the Amended 2009 Plan. However, incentive stock options (as defined below) may only be granted to associates. As of December 31, 2011 there were approximately 3,907 associates and six non-employee directors, of the Company and its subsidiaries and affiliates who would be eligible to receive awards under the 2009 Plan. Under the existing 2009 Plan, a total of 108 persons held outstanding awards as of March 30, 2012 and we do not anticipate that granting practices will be expanded under the Amended 2009 Plan.

Shares

The shares issuable pursuant to awards granted under the Amended 2009 Plan will be shares of our common stock. The maximum number of shares that may be issued pursuant to awards granted under the Amended 2009 Plan (the “total authorized shares”) is comprised of 2,250,000 newly authorized shares and, as of March 30, 2012, there were 547,139 shares that were available for issuance under the 2009 Plan that will be included in the Amended 2009 Plan. The total authorized shares are subject to adjustment as described below.

For newly authorized shares, each share issued pursuant to a stock option will reduce the total authorized shares by one share. Each share issued pursuant to restricted stock, an RSU, a performance award or another stock-based award and each share delivered upon the exercise of a stock appreciation right (that is the net number delivered to the grantee) will reduce the total authorized shares by one share. Each share issued pursuant to restricted stock, an RSU, a performance award or another stock-based award and each share delivered upon the exercise of a stock appreciation right (that is the net number delivered to the grantee) will reduce the total authorized shares by one share.

If any outstanding shares subject to an award are forfeited, cancelled, exchanged, or surrendered, or if an award terminates or expires or is settled in cash or otherwise without a distribution of shares to the grantee, the applicable number of shares will again be available for awards. In addition, for awards other than options, if we withhold shares underlying such award to pay for mandatory tax withholding obligations upon the exercise, vesting, or settlement of the award, the number of shares withheld will again become available for awards under the Amended 2009 Plan. However, (i) shares previously owned or acquired by the participant that are delivered to the Company, or withheld from an award, to pay the exercise price, or (ii) shares of common stock reserved for issuance upon the grant of a SAR that exceed the number of shares actually issued upon exercise will not become available for purposes of the Amended 2009 Plan.

Based on the awards outstanding at March 30, 2012 under our 2009 Plan and under our 2006 Stock Option Plan , and assuming that the Amended 2009 Plan is approved by shareholders, 2,847,047 shares would be available for new awards under all Company equity plans.

At March 30, 2012, the closing price per share of our common stock on the NYSE was $44.21.

Types of Awards

The Committee is authorized to grant the following types of awards. Unless otherwise determined by the Committee, each award is evidenced by an award agreement containing the terms and conditions applicable to the award granted.

Options. The Committee may grant either incentive stock options (“ISOs”), which are intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options (“NQSOs”). Each option entitles the holder to purchase a number of shares of our common stock at a set exercise price, as specified in the award agreement. The exercise price for an option is determined by the Committee, but in no event will the exercise price be less than the fair market value of our common stock on the date of grant. Options are exercisable over an exercise period determined by the Committee, which will not exceed ten years from the date of grant.

Stock Appreciation Rights. The Committee may issue SARs either independently or in tandem with an option. SARs entitle the holder to the right to be paid an amount measured by the appreciation in fair market value of our common stock from the date of grant to the date of the exercise of the right. Payment of SARs may be made in cash, our common stock, or property, as determined at the discretion of the Committee. SARs are exercisable over an exercise period determined by the Committee, which will not exceed ten years from the date of grant. The grant price of SARs (used in calculating appreciation at exercise) will be no less than the fair market value of a share of our common stock on the date of grant.

Restricted Stock. Restricted stock is an award of shares that may be conditioned upon satisfying certain vesting requirements and/or performance criteria, as well as, subject to certain restrictions, such as on transferability, and a risk of forfeiture in the event of certain types of termination of the grantee’s employment. Generally, the holder of restricted stock is entitled to the same rights as a shareholder, including the right to vote the restricted stock and the right to receive dividends.

RSU. An RSU entitles the holder to the right to receive shares or cash at the end of a deferral period, and may be conditioned upon satisfying specified vesting requirements and/or performance criteria. The Committee may impose restrictions or conditions as to the vesting of an RSU, which may include the achievement of performance goals as set by the Committee or a risk of forfeiture in the event of certain types of termination of the grantee’s employment. Upon the vesting of an RSU, the grantee will become entitled to receive a number of shares of common stock equal to the number of vested RSUs. Shares generally will be delivered within 30 days of the date of vesting, unless the RSUs terms provide for a deferred delivery date or delivery is otherwise delayed under Section 409A of the Code.

Performance Awards. A performance award (“PA”) is a right or other interest granted to an individual that may be denominated in cash or shares and payable in shares, cash or in a combination of both. PAs are granted with value and payment contingent upon the achievement of performance goals relating to periods of performance specified by the Committee. Terms and conditions of a PA are determined by the Committee.

Other Stock-Based Awards. The Committee may grant awards in the form of other stock-based awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, our common stock. The terms and conditions of any other stock-based awards are determined by the Committee.

Performance Goals

Performance goals are pre-established by the Committee, in its sole discretion, based on one or more of the following criteria: (a) revenue, (b) earnings per Share, (c) net income per Share, (d) Share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income, (i) cash flow, (j) earnings before interest, taxes, depreciation and amortization, (k) sales, (l) total stockholder return relative to assets, (m) total stockholder return relative to peers, (n) financial returns (including, without limitation, return on assets, return on equity and return on investment), (o) cost reduction targets, (p) customer satisfaction, (q) customer growth, (r) employee satisfaction, (s) gross margin, (t) revenue growth, (u) store openings, (v) any combination of the foregoing, or, (w) such other criteria as the Committee may determine. Performance goals may be based upon the attainment of specified levels of performance by the Company, or a business unit, division, subsidiary, or affiliate of the Company. In addition, performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities.

Measurement of performance relative to performance goals generally will exclude the impact of losses or charges in connection with restructurings or discontinued operations. In addition, the Committee, in its sole discretion, will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, subject to applicable limitations under Section 162(m) of the Code to ensure the performance awards are fully tax deductible by the Company.

Per Person Limitations

The Amended 2009 Plan limits the number of stock options and SARS that may be granted to any one participant during any calendar year to 500,000. In addition, the Amended 2009 Plan limits the number of awards

(other than stock options and SARs) that may be paid to any one participant based on the achievement of performance goals intended to qualify as performance-based compensation under Section 162(m) of the Code in any calendar year to 500,000 shares, or if such award is payable in cash, the air market equivalent thereof. In the case of multi-year performance periods, the amount which is paid for any one calendar year of the performance period is the amount paid for the performance period divided by the number of calendar years in the period.

Adjustment to Shares

In the event that any dividend or other distribution, recapitalization, common stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects our common stock such that an adjustment is appropriate to prevent dilution or enlargement of the rights of award grantees, the Committee will make equitable changes or adjustments to outstanding awards to prevent such dilution or enlargement of rights, and adjustments to the number of shares reserved under the Amended 2009 Plan and the per-person limits relating to shares. The changes may include the number and kind of shares of common stock or other property, the exercise price, grant price, or purchase price and terms relating to performance goals (such as share price targets).

Change-in-Control Provisions

Generally, for awards made in 2011 and in April 2012, in the event of a change-in-control: all awards become fully vested and exercisable; restrictions, payment conditions and forfeiture conditions will lapse; and any performance conditions will be deemed to be achieved at the target level (or at the full performance level if the performance goal does not designate a target and above-target performance level). The Committee can vary these vesting terms in the award agreement issued at the time of grant of an award. If a change-in-control occurs in which holders of our common stock are paid solely in cash, the award generally will provide for payment of cash in lieu of shares. For awards made pursuant to the Amended 2009 Plan, if approved by our shareholders, in the event of a change in control, the Amended 2009 Plan does not generally provide for automatic vesting. Instead, for future awards the Amended 2009 Plan utilizes “double-trigger” vesting, under which awards vest if the participant’s employment is terminated by the Company without cause within twenty-four months of the change in control or by the participant due to an adverse change in status. If a change in control occurs prior to the end of a specified performance period, in the case of awards subject to performance goals, such performance goals and other conditions pertaining to awards under which payments shall be deemed to be achieved or fulfilled on a pro-rata basis for (i) the number of whole months elapsed from the commencement of the relevant performance period through the change in control over (ii) the number of whole months included in the original performance period, measured at the actual performance level achieved, and are waived by the Company.

Non-transferability

Awards granted generally are not transferable except by will or the laws of descent and distribution and are only exercisable during the lifetime of the recipient of the award or the recipient’s guardian or legal representative. The Committee can permit transfers of certain awards for estate planning purposes, but transfers to third parties for value are not permitted.

Compensation Recovery

The awards granted under the 2009 Plan to senior executives are subject to our Compensation Recovery Policy, which is described in the “Compensation, Discussion and Analysis” section of this Proxy Statement.

Amendment and Termination

Our Board may alter, amend, suspend or terminate the Amended 2009 Plan in whole or in part. Shareholder approval would generally be required for an amendment increasing the shares reserved for the Amended 2009 Plan, expanding eligibility, or increasing benefits to participants. Shareholder approval also is required for any Amended 2009 Plan amendment or other action that would constitute a repricing of outstanding options or SARs.

However, not all amendments that would have the effect of increasing the cost of the Amended 2009 Plan or increasing the value of outstanding awards would require shareholder approval. No amendment or termination of the Amended 2009 Plan may materially adversely affect the rights of the holder of any award previously granted without the holder’s consent. Unless earlier terminated by the Board, the Amended 2009 Plan will expire on the tenth anniversary of its effective date.

Estimate of Future Benefits to Executive Officers and Directors

Because the awards that will be made to the executive officers and directors pursuant to the Amended 2009 Plan are within the discretion of the Committee, it is not possible to determine the benefits that will be received by executive officers and directors if the Amended 2009 Plan is approved by the shareholders.

Outstanding Awards under the 2009 Plan

As of March 30, 2012 the following outstanding awards have been granted under the 2009 Plan to each of the executive officers named below, all current executive officers as a group, all non-employee directors as a group, and all other employees:

Name	Number of Shares Underlying Options/ SARs	Weighted Average Exercise Price of Options/ SARs ($)	Number of Shares Underlying Restricted Stock Awards/ Stock Unit Awards
Richard L. Markee	—	—	33,959
Anthony N. Truesdale	68,715	30.73	61,370
Michael Archbold	45,979	29.93	36,812
Brenda Galgano	—	—	25,000
Louis Weiss	19,240	31.28	3,962
All Executive Officers as a Group (6 people)	144,867	30.42	163,703
All Non-Employee Directors as a Group (6 people)	47,314	22.77	2,978
All Other Employees	298,654	26.61	42,784

Equity Compensation Plan Information

The following table sets forth, as of March 30, 2012, certain information related to the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column
Equity compensation plans approved by security holders	490,835	27.37	547,139

The Company does not have any equity compensation plans not approved by security holders.

Federal Income Tax Consequences

The following is a brief, general summary of certain federal income tax consequences applicable to awards based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations. Federal income tax laws and regulations are amended frequently, and such amendments may or may not be retroactive. Individual circumstances may vary these results. Further, associates and other award recipients may be subject to taxes other than federal income taxes, such as federal employment taxes, state and local income taxes and estate or inheritance taxes. This summary is intended for the information of shareholders in connection with the proposal to approve the 2009 Plan and not as tax advice to plan participants.

NQSOs. An individual is not subject to any federal income tax upon the grant of an NQSO. Upon exercise of an NQSO, however, he or she generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares transferred to him or her over the exercise price for the shares, with such fair market value generally determined on the date the shares are transferred pursuant to the exercise. If shares acquired upon exercise of an NQSO are later sold by the individual, then the difference between the sales price and the fair market value of the shares on the date that ordinary income previously was recognized on the shares generally will be taxable as long-term or short-term capital gain or loss (depending upon whether the shares have been held for more than one year). We normally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the individual in the year the income is recognized.

ISOs. An associate is not subject to any federal income tax upon the grant of an ISO. In addition, normally he or she will not recognize income for federal income tax purposes as the result of the exercise of an ISO and the related transfer of shares of our common stock to him or her. However, the excess of the fair market value of the shares transferred upon exercise of the ISO over the exercise price will constitute an adjustment to income for purposes of calculating alternative minimum tax for the year in which the ISO is exercised, and an associates’ federal income tax liability may be increased as a result under the alternative minimum tax rules of the Code.

If an associate holds the shares acquired upon exercise of an ISO for at least two years following grant of the option and at least one year following exercise, he or she generally will recognize long-term capital gain or loss upon the disposition of the shares equal to the difference between the amount realized on the disposition and the exercise price for the shares. If an associate disposes of shares acquired upon exercise of an ISO before satisfying the one- and two-year holding periods described above, he or she may recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income generally will be the lesser of (i) the amount realized on disposition less the exercise price for the shares, and (ii) the amount by which the fair market value of the shares transferred to the associates upon exercise exceeded the exercise price for the shares. The balance, if any, of the gain recognized on the disposition will be taxable as long-term or short-term capital gain (depending upon whether the shares have been held for more than one year).

We generally are not entitled to any federal income tax deduction on the grant or the exercise of an ISO or upon an associates’ disposition of the shares acquired after satisfying the holding periods described above. If the holding periods are not satisfied, we may be entitled to a federal income tax deduction in the year the shares are disposed of in an amount equal to any ordinary income recognized by an associate.

Stock Appreciation Rights. An associate or other individual will recognize ordinary income for federal income tax purposes upon the exercise of a SAR for cash, our common stock, property, or a combination thereof, and the amount of income that the associate or other individual will recognize will equal the amount of cash and the fair market value of our common stock or other property that he or she receives as a result of the exercise. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the associates or other individual in the same taxable year in which the income is recognized.

Restricted Stock. An associate or other individual is not subject to any federal income tax upon the grant of restricted stock, nor does the grant of restricted stock result in an income tax deduction for us, unless generally the restrictions on the stock do not present a substantial risk of forfeiture under Section 83 of the Code. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture, the associate or other individual will recognize ordinary income in an amount equal to the fair market value of the shares of our common stock transferred to him or her, generally determined on the date the restricted stock is no longer subject to a substantial risk of forfeiture. If the restricted stock is forfeited, the associates or other individual will recognize no income. An associate or other individual may elect under Section 83(b) of the Code to recognize the fair market value of our common stock as ordinary income at the time of grant of the restricted stock. If the associates or individual so elects, (i) he or she will not otherwise be taxed in the year that the restricted stock is no longer subject to a substantial risk of forfeiture (unless such stock is then sold), and (ii) if the restricted stock is subsequently forfeited, he or she will be allowed no deduction for the forfeiture.

We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the associate or other individual when such ordinary income is recognized by him or her, subject in certain cases to a $1 million annual deduction limitation under Section 162(m) of the Code with respect to certain officers.

RSUs. An associate or other individual generally is not subject to any federal income tax upon the grant of an RSU, nor does the grant of an RSU result in an income tax deduction for us. In the year that the RSU is paid in shares of our common stock, the associate or other individual generally will recognize ordinary income in an amount equal to the fair market value of the shares of our common stock paid under the RSU, determined at the time of payment. If the RSU is forfeited, the associate or other individual will recognize no gain.

We normally will be entitled to a deduction at the time when, and in the amount that, the associate or other individual recognizes ordinary income, subject in certain cases to a $1 million annual deduction limitation under Section 162(m) of the Code with respect to certain officers.

Performance Awards. An associate or other individual generally will not be subject to any federal income tax upon the grant of a PA. In the year that the PA is paid in cash or shares of our common stock, the associate or other individual generally will recognize ordinary income in an amount equal to the cash and the fair market value of the shares of our common stock paid, determined at the time of such payment, provided that, if the shares are subject to a substantial risk of forfeiture, income with respect to the shares will not be recognized until generally the shares are no longer subject to a substantial risk of forfeiture. We normally will be entitled to a deduction at the time when, and in the amount that, the associate or other PA holder recognizes ordinary income.

Other Stock-Based Awards. The taxation of an associate or other individual who receives another stock-based award will depend on the form and terms and conditions of the award. We normally will be entitled to a deduction at the time when, and in the amount that, the associates or other individual recognizes ordinary income from another stock-based award, subject in certain cases to a $1 million annual deduction limitation under Section 162(m) of the Code with respect to certain officers.

Effect of Code Section 409A. Depending on the terms of a grant of RSUs, performance awards, other stock-based awards, and other awards, the award may be treated as deferred compensation subject to the rules under.

Section 409A of the Code. In that case, and if the award fails to satisfy applicable requirements under such rules, an associate or other award recipient may be subject to additional taxes and interest.

Deductibility of Awards. Code Section 162(m) places an annual $1 million per person limit on the deductibility of compensation paid by us to certain executives. The limit, however, does not apply to “qualified performance-based compensation.” We believe that awards of options, SARs and certain other “performance-based compensation” awards under the 2009 Plan will qualify for the performance-based compensation exception to the deductibility limit. Other awards, such as restricted stock and RSUs, if not subject to an achievement of a performance goal, may not be deductible by us under Section 162(m) of the Code, depending on the circumstances of the associates in the year the award becomes subject to federal income tax.

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules, (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, and (iii) if the exercisability or vesting of an award is accelerated because of a change in control, such award (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Internal Revenue Code, which excess amounts may be subject to excise taxes. Officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their awards. The Amended 2009 Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code, and is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended.

The Board unanimously recommends that you vote “FOR” approval of the amendment and restatement of the 2009 Equity Incentive Plan, including performance goals.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Compensation Committee:

•	David Edwab – Chairman
•	B. Michael Becker
•	Catherine Buggeln
•	Beth Pritchard

The Compensation Committee Report on Executive Compensation set forth in this Proxy Statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, it shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains the compensation principles under which our executive compensation program operates and the key actions taken by our Compensation Committee (the “Committee”) in fiscal 2011 with respect to the compensation of our named executive officers (“NEOs”) included in the compensation tables that follow.

Executive Summary

This Executive Summary does not include all of the information included within the CD&A, which you should read in its entirety for a more detailed discussion and analysis of our executive compensation program and the compensation decisions relating to our NEOs.

2011 Financial Highlights

In 2011 we achieved solid financial results and were successful in a number of important areas, including the following:

- Comparable store sales grew 7.4% on a 52-week basis

- Net sales increased 14.0%

- Operating income rose 28.8%

- Fully diluted earnings per share of $1.52 versus $1.03 for fiscal 2010

- Opened 48 stores during the year

2011 Compensation Philosophy and Highlights

We are working hard to optimize our results for the benefit of all our stakeholder groups, both in the short-term and the long- term. It is our belief that by focusing on our people, and also by making appropriate strategic investments throughout the organization it will enable us to maximize our results and fulfill our long-term strategic objectives.

The Company’s executive compensation program consists of a mix of salary, short-term bonus incentives and long-term equity incentives. The Company does not provide tax gross-ups, and provides only limited perquisites to executives.

Short and Long-Term Incentives. When determining annual bonuses for the corporate element of our short-term bonus program, the Compensation Committee considered the Company’s Adjusted EBITDA performance, which, in 2011, exceeded our threshold target of $92.5 million. This resulted in a payout of the corporate element of our bonus at 150% of target. The individual performance objectives of our bonuses varied among the named executive officers, reflecting their individual contributions during the year. In the aggregate, our bonuses ranged from approximately 76% to 98% of target for our named executive officers. In the aggregate, bonus payments ranged from approximately 63% to 146% of the named executive officers’ base salary. The Company also granted long term equity incentives to our named executive officers, the value of which is dependent upon our stock price. Accordingly, we consider our executive compensation program to link pay with our business performance and shareholder interests.

Refinements for 2012. The Company’s executive compensation program was further refined for 2012. One half of the restricted stock awards granted in 2012 include performance-based vesting hurdles. The Company also further refined and adopted a uniform policy on severance applicable to executive officers, as described below, and which requires executives’ compliance with various post-termination covenants during the relevant severance period.

Our executive compensation program includes the following features:

•	Our short-term incentive program is based on Company performance and individual contributions.

•	Our long-term incentives include Company performance-based vesting hurdles.

•	The Company maintains stock ownership guidelines for our NEOs.

•

The Company has enhanced its forfeiture and recoupment policies that provide for the cancellation or clawback of amounts or awards from named executive officers in certain circumstances, including fraud or financial restatements.

•	The Compensation Committee uses an independent compensation consultant.

•	The Company has adopted an anti-hedging policy in 2012.

Compensation Committee Process

The Compensation Committee of the Board approves all compensation and awards to the top executives of the Company, including the named executive officers included in the Summary Compensation Table. The Company’s 2012 executive compensation program is substantially similar to the executive compensation program in effect for 2011, which was submitted to a non-binding advisory vote of the stockholders at the Company’s 2011 annual meeting. The stockholders approved the 2011 executive compensation program by 98% of the vote. The Compensation Committee considered the prior year vote and determined to continue the overall executive compensation program structure in light of the support received.

We believe that our compensation practices are appropriately aligned with the long-term interests of our shareholders and tie a significant portion of pay to sustained business performance over a multi-year period. In addition to the principles discussed in the CD&A, the following practices support our pay philosophy: compensation for executive officers is a balanced mix of cash and equity, including annual long-term and performance based equity that include metrics that ensure shareholder alignment; our executives are subject to stock ownership guidelines based on peer analysis that include target ownership of three times annual base salary for the Chief Executive Officer, two times annual base salary for the other named executive officers and one times annual base salary for vice presidents. We have a clawback policy that allows the recoupment of incentive-based compensation from any executive officer whose fraud or misconduct may cause the Company to restate its financial statements. Annually, the Compensation Committee reviews the performance and compensation of the Chief Executive Officer and, subject to the Chief Executive Officer’s employment agreement, establishes the Chief Executive Officer’s compensation for the subsequent year. At the Compensation Committee’s request, the Executive Chairman and the Chief Executive Officer review with the Compensation Committee the performance of the other executive officers, but no other executive officer has any input in executive compensation decisions. The Compensation Committee evaluates all elements of executive officer compensation each year after a review of achievement of financial and personal objectives with respect to the prior year’s results. Additionally, following discussions with the Executive Chairman, and the Chief Executive Officer, and, where the Compensation Committee determines that it is appropriate, with other advisors, the Compensation Committee establishes the compensation for the Company’s other executive’s for the subsequent year. The Executive Chairman and the Chief Executive Officer do not participate in the Compensation Committee’s deliberations with regard to their own compensation. The Compensation Committee gives substantial weight to the Executive Chairman’s and the Chief Executive Officer’s evaluations and recommendations because they are particularly able to assess the other executive officers’ performance and contributions to the Company. Early in the calendar year, financial and personal objectives for each executive officer are determined for that year. The Compensation Committee may, however, review and adjust compensation at other times as the result of new appointments or promotions during the year.

The Compensation Committee met six times in 2011 and six times in 2010. The Compensation Committee’s charter provides that it will (i) develop, approve, and report to the Board regarding the Company’s overall compensation philosophy and strategy, (ii) establish corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve the Chief Executive Officer’s compensation level based on this evaluation, (iii) review and approve the compensation structure for the other executive officers and review and approve the Chief Executive Officer’s recommendations with respect to executive officer compensation, (iv) oversee Chief Executive Officer and executive succession planning and development, and (v) make recommendations to the Board with respect to director compensation. In addition to the Compensation Committee members, in the past the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, the Corporate Secretary/General Counsel and the Vice President of Human Resources have attended Compensation Committee meetings, and other officers from the Company may be asked to attend from time to time as the Compensation Committee deems appropriate. Other members of the Board have also attended Compensation Committee meetings. The Compensation Committee makes reports to the full Board based on its activities and, for certain activities, such as the granting of options, the Compensation Committee will make recommendations to the full Board for approval.

General Compensation Philosophy, Objectives and Purpose

We work to attract and retain proven, talented, industry executives who we feel will help to put us in the best position for continued growth and to meet the Company’s objectives. We attempt to recruit executives with retail or other experience that we believe is transferable to our business with the expectation that they will share their knowledge to develop and manage a large and successful retail organization. We seek to provide our named executive officers with a compensation package that is competitive for a given position in our industry and geographic region. In establishing executive compensation, the Company believes that: compensation and benefits should be competitive with peer companies that compete with the Company for business opportunities and/or executive talent; annual cash incentive and equity awards should reflect progress toward Company-wide financial and personal objectives and should balance rewards for short-term and long-term performance; and the Company’s policies should encourage executives to hold stock through stock option awards and restricted stock ownership that aligns their interests with those of our other stockholders. The purpose of our executive compensation program is to provide incentives for our executives to meet or exceed the Company’s expectations, and to meet specific individualized goals. We believe our compensation objectives are best pursued through a combination of base salary, annual bonus, equity compensation, and other benefits. With the exception of equity, or stock-based compensation, all compensation is paid in cash.

We believe that stock-based compensation provides a means for our executives to obtain a degree of ownership of our Company, and therefore align corporate and individual goals. The issuance of equity compensation has generally not been based on performance, but rather as a component of each officer’s initial compensation offering package (see the narrative below accompanying the Summary Compensation Table for further details), as well as for promotions, further compensation incentives, and retention. Beginning in April 2010, the Compensation Committee has incorporated performance based elements into stock option grants to our executive officers. As cash bonuses are based on both individual and company-wide performance and objectives, we offer a market-competitive base salary for the executive position so as to mitigate the volatility we may experience with regards to overall performance and objectives. It is our philosophy that bonuses are to be used to provide an added incentive to meet additional objectives which exceed ordinary expectations and not as component of salary.

Compensation Benchmarking and the Role of Consultants

Review of External Data

Each year the Compensation Committee reviews the total compensation package of each named executive officer based upon the recommendations of the Chief Executive Officer and such outside consultants as the Compensation Committee has deemed appropriate. For NEOs, data relating to the Company’s peer group is supplemented with industry data from surveys conducted by national compensation consulting firms. Also, the Compensation Committee may consider other data to assess the compensation practices in the businesses and markets in which we compete for executive talent. We have determined, and continue to believe, that our compensation levels should be competitive in our market and that compensation packages should be aligned with our business goals and objectives. However, we strongly believe in engaging the best talent in critical functions, and this can entail negotiations with individual executives who have significant compensation and/or retention packages in place with other employers. In order to attract such individuals, the Compensation Committee may from time to time determine that it is in the Company’s best interest to negotiate compensation packages that deviate from the general principle of targeting a competitive compensation package, including compensating an executive for bonuses and/or other incentives that the executive may forfeit upon leaving a prior position. Similarly, the Compensation Committee may determine to provide compensation outside of the normal cycle to certain individuals to address retention issues.

Compensation Consultant

In accordance with the Compensation Committee’s charter, the Compensation Committee has the authority to engage, retain and terminate a compensation consultant. The compensation consultant does not perform other services for the Company unless those services are pre-approved by the Compensation Committee, and the Compensation Committee would be updated regularly as to the status of such services. Management may use other outside consultants to assist with the day-to-day management of our programs and in the development of proposals for review by the Compensation Committee and its independent consultant. In fiscal 2011, management did not engage a separate consultant.

In 2011, the Compensation Committee considered and retained the Hay Group as an independent consultant with respect to executive compensation and director compensation matters. The Hay Group focuses on advising boards on executive compensation and provides executive compensation advisory services. The Hay Group was asked: (i) to review the current peer group to ensure that its composition was still appropriate, and also to make recommendations for potential modifications to the peer group; (ii) to review directors compensation, including the use of various forms of equity and to make recommendations to the Committee to consider; (iii) to analyze and summarize peer group proxies with respect to executive compensation; and (iv) to provide an overview of trends and key issues. In conducting its assignment, the Hay Group contacted the Company’s management, including the Executive Chairman of the Board and Chief Executive Officer, as well as the General Counsel and the Vice President of Human Resources. However, the Hay Group reported solely to the Compensation Committee. The Hay Group was retained to prepare compensation surveys for review by the Compensation Committee, in advance of the annual executive officer compensation reviews which occur in the first quarter of each year. The Hay Group worked with the Company’s Human Resources department to compare compensation paid to the Company’s executive officers with compensation paid for comparable positions at companies included in the compensation surveys at the direction of the Compensation Committee. The Compensation Committee also instructed the Hay Group and the Company’s Human Resources department to prepare an analysis on compensation data for each named executive officer. The Hay Group reports only to, and acts solely at the direction of, the Compensation Committee. The Company’s management does not direct or oversee the activities of the Hay Group with respect to the Company’s executive compensation program. In connection with the engagement of the Hay Group, the Compensation Committee approved the fee schedules for compensation consulting fees and services.

Selection of Peer Group

The Committee recognizes the value of using a peer group to further its understanding of the competitive market for executive talent. In general, the “Peer Group” comprises 11 retail companies that have revenues between one half to two times our revenue, have a market capitalization between one third and three times ours, operate in the retail sector, and compete with us for executive talent. Some companies in our peer group fall outside this selection range and we include them in the peer group because we compete with such companies for talented executives. In 2011, the Hay Group reviewed the current peer group to ensure that its composition is still appropriate, and also to make recommendations for potential modifications to the peer group.

The Peer Group is made up of the following companies:

Buckle

Cato Corp.

Citi Trends

hhgregg

Hibbett Sports, Inc.

Jos A Bank Clothiers

Lululemon Athletica, Inc.

Lumber Liquidators Holdings, Inc.

Rue21, Inc.

Ulta Salon, Cosmetics & Fragrance, Inc.

Zumiez

Elements of Total Compensation

Components of our executive compensation are described below:

Base Salary

Base salary for our executives is determined based on the specific level of the executive, responsibilities of his or her position, and certain benchmarking and labor market factors. Generally, the goal is to achieve a salary that is competitive with the salary for similar positions in similar industries within our Company’s geographic region. We offer what we believe are market-competitive base salaries for executives in similar positions with similar responsibilities at comparable companies in order to mitigate the volatility we may experience with regard to overall Company performance and objectives as the result of not being able to attract or retain talented executive officers. Salaries are reviewed during the annual review process to determine whether any change is appropriate. Any increase in salary for the named executive officers is subject to Compensation Committee approval. In addition, base salaries may be adjusted, on occasion at the Compensation Committee’s discretion, to realign a particular executive’s salary with those prevailing in the market.

The following table provides information concerning the base salary of the named executive officers for the periods specified.

Base Salary

Name	2010 ($)	2011 ($)	Increase (Decrease) (%)
Richard L. Markee	600,000	400,000	(33.3%)
Anthony N. Truesdale	504,000	675,000	33.9%
Michael Archbold	477,600	535,000	12.0%
Brenda Galgano	—	450,000	—
Louis Weiss	382,500	382,500	0.0%

Annual Bonus

It is our philosophy that bonuses are to be used to provide an added incentive to meet additional objectives which exceed ordinary expectations. The Management Incentive Program (‘MIP”) is a cash-based, pay-for-performance annual incentive plan which was adopted in December 2004. The MIP allows for a range of cash awards based on the participant’s base salary, and level of employment, and our operating results and individual objectives. Individual objectives are established by the employee’s supervisor and the Chief Executive Officer. The annual bonus for all participants in the MIP is based upon a combination of Company and individual objectives, subject to the Compensation Committee’s discretion to award lesser amounts to individual executives based upon performance and the recommendation of the Chief Executive Officer. Under the MIP, awards will be calculated and paid after our financial results have been audited, at which time the cash awards are processed and paid before March 15 of the following year, in order to maintain the tax deductibility of payments under the MIP in the year accrued. The audited financial results of the Company are discussed among the Chairman of the Compensation Committee, the Chairman of the Audit Committee and the Company’s outside auditors. The Compensation Committee plans to review the MIP periodically, and present any proposed changes to the Board.

Based upon the recommendation of the Hay Group, for fiscal 2011, the individual target bonuses were set at: 100% of base salary for the Chief Executive Officer; 70% of base salary for the President and Chief Operating Officer; 50% of base salary for the Executive Chairman and the Chief Financial Officer; and 45% of base salary for the Chief Marketing Officer. Beginning in fiscal 2007 and continuing through fiscal 2011, the bonus payments ranged from 50% to 150% of the participant’s target bonus based upon the achievement of certain corporate performance objectives. In September 2011, the Compensation Committee engaged the Hay Group to review the Company’s bonus program. Based upon their review, the Compensation Committee recommended to the Board and in February 2012, the Board adopted an increased performance threshold for the bonus plan establishing the maximum target threshold payout percentage at 200%, together with an increased superior performance threshold for the Company, in order to achieve the maximum payout. Based upon a review of the compensation arrangements discussed below, we believe that the value and design of our executive compensation program has adequately addressed our goals and compensation philosophy.

The dollar target necessary for the issuance of cash bonuses to our named executive officers for fiscal 2011 was a minimum target amount of earnings before interest, taxes, depreciation and amortization and certain other adjustments (“Adjusted EBITDA”) of $92.5 million. For fiscal 2011, the Company’s performance exceeded the minimum Adjusted EBITDA target and as a result, a corporate multiplier of 150% was applied to each executive’s pre-defined bonus payout percentage. Adjusted EBITDA represents net income before provision for income tax, interest income and expense, depreciation and amortization, along with an adjustment for capital expenditures and working capital employed during the year. With the exception of our Chief Executive Officer, the President and Chief Operating Officer and the Executive Chairman, each of whose annual bonuses are established by the Compensation Committee in a manner consistent with their employment contracts, annual bonuses are determined based on the guidelines provided in our MIP. Executive bonuses for fiscal 2012 will continue to be based on Adjusted EBITDA and similar methodologies that have been employed in prior years.

The following table sets forth targeted and actual bonus amounts for the named executive officers for 2011.

Bonus

Name	2011 Target %	2011 Target Payment $	Threshold Payment $	Maximum Payment $	Actual Bonus $	Actual Bonus as a % of Target Payment
Richard Markee	50	225,000	112,500	337,500	326,953	145.3
Anthony Truesdale	100	632,250	316,125	948,375	924,666	146.3
Michael Archbold	70	364,455	182,228	546,683	524,815	144.0
Brenda Galgano	50	225,000	112,500	337,500	330,750	147.0
Louis Weiss	45	172,125	86,063	258,188	242,696	141.0

The formula below provides an illustration as to how the annual bonus award pursuant to the MIP is calculated.

Eligible Compensation x Participant’s Target Bonus x Performance Achievement Percentage x Corporate Multiplier = MIP Award

In fiscal 2011, the Compensation Committee considered the Company performance, weighted 75% and the individual performance of each named executive officer, weighted 25%, and made performance achievement percentage determinations for each of the following NEOs: Richard Markee, 97%; Anthony Truesdale, 98%; Michael Archbold, 96%; Louis Weiss, 94%; and Brenda Galgano, 98%.

Eligible Compensation

Eligible Compensation is the participant’s base salary compensation for the fiscal year for which the bonus is being paid.

Participant’s Target Bonus

Each position has a target bonus, which is a percentage of the individual’s base salary. The target bonus for the Chief Executive Officer was established pursuant to his employment agreement at 100% of his base salary. In 2011, these target objectives were: 70% of base salary for the President and Chief Operating Officer; 50% of base salary for the Executive Chairman and for the Chief Financial Officer; and 45% of base salary for the Chief Marketing Officer. The participant’s target bonus is divided into two components: corporate objectives, which make up 75% of the participant’s target bonus, and individual objectives, which make up 25% of the participant’s target bonus.

The Corporate Objectives

The corporate performance objectives are established each year by the Compensation Committee and Board as part of the budgeting process. Each year, corporate objectives are reviewed by the Compensation Committee and approved by our Board. To date, the corporate objectives have always been financial, although the Compensation Committee may in the future designate objectives that include both financial (objective) criteria and/or subjective criteria. If the target Company performance objectives are not satisfied, there is no bonus payout for any eligible participant.

Individual Objectives

The individual component of the bonus is customized to each individual’s position at the Company. Effective for fiscal 2007 through fiscal 2011 the MIP provides that if our Company does not achieve the minimum level of its Company performance objective, individual performance bonuses will not be paid.

Corporate Multiplier

The MIP provides that if the corporate performance objective is exceeded, there will be an increase in the bonus payment, subject to incremental increases. Beginning in fiscal 2007 and continuing through fiscal 2011, the bonus payments ranged from 50% to 150% of the participant’s target bonus based upon the achievement of certain corporate performance objectives. In addition, we also determined that for fiscal 2007 and subsequent years, if we attain the minimum level of the corporate performance objectives, but if we do not show improvement in the operating (i.e., non-sales) components of our business, there will be no payments under the MIP. In 2011, the Compensation Committee engaged the Hay Group to review the Company’s bonus program. Based upon their review, the Compensation Committee decided that additional upside opportunity should be provided to better calibrate the bonus opportunity under the MIP program and risk, and thus, recommended that the bonus potential maximum increase from 150% to 200% of target for 2012. This increase aligns with competitive market practice. In February 2012, the Board adopted an increased performance threshold for the bonus plan establishing the maximum target threshold payout percentage at 200%, together with an increased superior performance threshold for the Company, in order to achieve the maximum payout.

Individual Bonus Plans

On occasion, we have determined that it is desirable to adopt an individualized bonus plan for certain executives in order to entice them to leave alternate employment. We adopted such a plan for Mr. Weiss, our Chief Marketing Officer, which is summarized below under “Employment Agreements” and which is also described in the narrative accompanying the Summary Compensation Table.

Long-term Incentive Compensation

The Company granted equity awards in 2011 in the form of stock options and restricted shares to executive officers. Awards were granted in the following forms:

Type of Awards Granted in 2011	Vesting Period	Performance Based Criteria	Mix
Non-Qualified Stock Options-Time Vested	25% per year for 4 years	None	22%
Non-Qualified Stock Options-Time and Performance Vested	25% per year for 4 years	Achievement of Adjusted
		EBITDA targets	23%
Restricted Stock	50% each at 3rd and 4th year grant anniversary	None	55%
Total			100%

For awards granted in 2012, the Company determined to award only restricted stock rather than a combination of restricted stock and stock options. The grants made in 2012 consist of 50% time-based restricted stock and 50% performance-based restricted stock. The time-based restricted stock will vest 50% at the end of two years and the remaining 50% at the end of three years, contingent upon the executive’s continued employment with the Company on those respective dates. The performance-based restricted stock will vest in a maximum of 50% at the end of two years, conditioned upon achievement of 12% or greater Adjusted EBITDA growth in the relevant performance year, and 50% at the end of three years, contingent upon achievement of 12% or greater Adjusted EBITDA growth in the third year. The performance-based restricted stock also contains a make-whole provision if the three year Adjusted EBITDA growth is achieved, even if growth in any individual year is not achieved.

We believe that granting equity in these forms encourages our executives to focus on our Company’s future success. Our Company issues grants for stock options under the Amended 2006 Stock Option Plan and the Vitamin Shoppe 2009 Equity Incentive Plan, which was adopted in 2009. Our named executive officers and certain outside directors participate in both plans. The number of stock options and restricted shares recipients are granted is based on their position within the Company. In the case of certain named executive officers, the number of options or restricted shares granted was a negotiated part of their individual employment packages. These grants are summarized in “Grants of Plan Based Awards.” All grants to officers require the approval of our Board.

Severance Protection

During 2011, the Company’s Executive Severance Pay Policy provided a cash severance payment of up to one times base salary in the event of involuntary termination (other than for misconduct) after one year of service. Payment of severance benefits requires acceptance of, and adherence to, restrictive covenants protective of the Company’s interests, including non-compete and non-disclosure obligations. In 2012, the Company amended its Executive Severance Pay Policy, as described below, which provides increased severance benefits upon and following a change in control on a double-trigger basis, meaning that benefits are only provided if a change in control actually occurs and the executive’s employment is terminated thereafter.

Change-in-Control Benefits

Since 2002, the Company has maintained change-in-control severance protection in its employment agreements and its equity plans. In March 2012, the Compensation Committee considered and modified its approach to change-in-control benefits in response to shifts in practice and market norms. Because existing agreements cannot be unilaterally amended, the changes were adopted prospectively in connection with the amendment of executive employment agreements, as described below.

In 2012, the Executive Severance Pay Policy was amended to provide for severance payable if a change in control actually occurs and the executive’s employment is terminated within 24 months thereafter, either by the Company without “cause” or by the executive due to “an adverse change in status”, both as defined in the policy. This “double trigger” benefit consists of (i) a cash severance benefit of two times base salary plus target bonus; and (ii) continued benefits for a two year period for named executive officers. Other executive officers receive severance based on the same payment formula, except that the multiple used is one times base salary, plus one-twelfth for each year of completed employment with the Company, up to a maximum of two times for an executive who has completed twelve years of service. The continued benefits for executive officers other than named executive officers extend for one year plus one month for each year of completed employment with the Company, up to a maximum of two years. In addition, executive officers receive a pro-rata target bonus for the year of termination of employment if the Company’s performance for the year equals or exceeds its business plan, based on the number of full months employed. Named executive officers also receive certain outplacement services for a one year period following termination.

If any payment under the Executive Severance Pay Policy would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax. No tax gross ups are provided.

In 2012, the Company amended its employment agreements with each of our named executive officers (including a new employment agreement for Ms. Galgano) to conform with the Executive Severance Pay Policy. The amended agreements are described below and contain uniform terms that conform the change-in-control severance protection, with each person’s consent, to a market-competitive standard. The amended agreements and modifications to the Executive Severance Policy have been designed to provide senior executives with a reasonable level of protection in the event of change-in-control related terminations, as well as to help assure continuity of management under circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures.

With these changes, the Committee believes that the aggregate value of benefits, covenants and other terms and conditions under its severance arrangements covering its executive management are market-competitive for a company of our size. In the Committee’s view, severance benefits, including in the event of a change-in-control, are event contingent and operate as a form of insurance rather than as a principal component of our compensation strategy. The Committee does not, therefore, take severance benefits into account when setting the other elements of compensation. The Potential Payments on Termination or Change-in-Control table sets forth the estimated values and details of the termination benefits under various scenarios for each of the named executive officers as of the dates set forth therein.

Other

Perquisites are awarded on a case by case basis based on individual employment agreements. They are determined based on an individual basis and approved by the Compensation Committee and the Board. Compensation components classified as “Other” which are offered to the named executive officers along with all employees of Vitamin Shoppe include a 401(k) plan with a Company match, and Company-paid disability and life insurance.

For fiscal 2011 we did not have a pension program for our employees.

We adopted a deferred compensation plan in fiscal 2007 for senior level employees. The authorization for such plan prohibits any Company contributions on behalf of any officer (other than the voluntary election to defer the payment of a portion of such individual’s salary) without further Compensation Committee authorization. During fiscal 2011, two of our named executive officers, Anthony Truesdale and Richard Markee, contributed $183,345 and $309,375, respectively, of their annual earnings under that plan. There were no Company contributions authorized during the fiscal years 2008, 2009, 2010 or 2011.

Compensation Recovery Policies

In 2010, the Compensation Committee began adding clawback language in its equity grants, giving the Board the discretion to seek recoupment of the incentive based compensation paid or granted to certain executive officers in the event of a material restatement of the Company’s financial statements (other than to comply with changes in applicable accounting principles). Provisions for recoupment of incentive based compensation are included in the employment agreements with each of the named executive officers. The Compensation Committee will re-evaluate and, if necessary, revise the Company’s clawback policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the clawback requirements have been finalized by the SEC.

Stock Ownership Guidelines for Officers

On February 22, 2012, the Board of Directors approved a stock ownership policy for the executive officers of the Company, to encourage significant share ownership and further align the personal interests of our executive officers with shareholders. The Chief Executive Officer is required to accumulate and hold an aggregate market value of our common stock equal to 300% of his annual base salary in the Company’s common stock and/or vested options or restricted stock units. The other named executive officers, and the other vice presidents are required to accumulate and hold an aggregate market value of our common stock equal to 200% and 100%, respectively; of their annual base salaries in the Company’s common stock and/or vested options. Current officers have a four year period beginning on April 1, 2012, and new officers will have a four year period from the start of their service as an officer, to achieve and then hold the required level of share ownership value.

Insider Trading Policy

Our insider trading policy includes certain periods subject to black-out and other limitations regarding trading of our stock.

Equity Award Grant Date Policy We do not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so. In addition, the Compensation Committee has adopted specific written policies regarding the grant dates of stock option and stock-based awards made to our directors, executive officers and associates. See “Director Compensation” and “Compensation Discussion and Analysis—General Compensation Philosophy, Objectives and Purpose” below for more information.

Tax Treatment

The Company generally receives a tax deduction for payments to executives under its annual and long-term incentive plans. The Internal Revenue Code limits the income tax deduction that the Company may take for compensation paid to the Chief Executive Officer and the other named executive officers. The limit is $1 million per executive per year. However, performance-based compensation is excluded from the limitation. All compensation of named executive officers in 2011 is fully tax deductible by the Company. The Compensation Committee intends that the annual incentive bonus, stock options, performance share awards and restricted stock unit grants will be deductible by the Company.

Compensation Risks

The Compensation Committee has conducted a risk assessment of our compensation policies and practices and we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. All aspects of our compensation programs, including base salary, annual incentive compensation, long-term incentive compensation, and benefits, including severance benefits payable upon involuntary termination of employment, have been reviewed in terms of the long-term best interests of shareholders. The Compensation Committee believes that our executive pay practices comprise adequate financial security and incentives for executive officers to achieve the optimal short-term and long-term objectives of the Company. The Committee believes that the executive pay does not promote unreasonableness in risk-taking behavior. The value of short-term incentives (including cash bonus awards with caps and performance conditions for awards of stock options) is substantially exceeded by long-term incentives (including equity awards that vest over up to four years) and share ownership guidelines, which the Committee believes reward sustained performance that is aligned with shareholder interests. The Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE OFFICERS

The following table sets forth the name, age and principal position of each of the Company’s executive officers:

NAME	AGE	POSITION
Richard Markee	58	Chairman of the Board
Anthony Truesdale	49	Chief Executive Officer
Michael G. Archbold	51	President and Chief Operating Officer
Brenda Galgano	43	Chief Financial Officer
Louis H. Weiss	43	Senior Vice President and Chief Marketing Officer
James M. Sander	55	Vice President, General Counsel and Corporate Secretary

Richard L. Markee has served as our Executive Chairman since April 4, 2011, and has been a director since September 2006, and was non-executive Chairman of the Board and a Director from April 2007 to September 2009. From September 8, 2009 to April 4, 2011 he served as the Company’s Chief Executive Officer and as Chairman of the Board. He previously served as the President of Babies “R” Us since August 2004 and Vice Chairman of Toys “R” Us, Inc. from May 2003 through November 2007. Mr. Markee also served as interim chief executive officer of Toys “R” Us, Inc. and its subsidiaries from July 2005 to February 2006. Mr. Markee served as President of Toys “R” Us U.S. from May 2003 to August 2004. From January 2002 to May 2003, he was Executive Vice President—President—Specialty Businesses and International Operations of Toys “R” Us. Mr. Markee was an Operating Partner of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies from November 2008 to September 2009. From 2006 to 2008, Mr. Markee was an Operating Partner of Bear Stearns Merchant Banking, the predecessor to Irving Place Capital Management, L.P. He has also been a director of Dorel Industries since November 2008. From June 2005 through July 2006, he served on the board of directors of The Sports Authority, Inc. From October 1999 to January 2002, he served as Executive Vice President—President of Babies “R” Us and the Chairman of Kids “R” Us.

Anthony N. Truesdale has served as our Chief Executive Officer since April 4, 2011 and was our President and Chief Merchandising Officer since April 2006. Prior to joining us, he was Senior Vice President of Merchandising and Supply Chain Management at Petsmart, Inc., holding various positions of increasing responsibility since January 1999. Before joining Petsmart, Inc., Mr. Truesdale worked for two years at Sainsbury’s in the United Kingdom as the Senior Manager for produce and for 16 years with various operations and merchandising roles at Shaws Supermarkets in New England. Mr. Truesdale also serves on the board of Pet Supplies Plus, Inc.

Michael G. Archbold has served as our President and Chief Operating Officer since April 4, 2011, and was our Executive Vice President, Chief Operating Officer and Chief Financial Officer since April 2007. Mr. Archbold served as Executive Vice President / Chief Financial and Administrative Officer of Saks Fifth Avenue from 2005 to 2007. From 2002 to 2005 he served as Chief Financial Officer for AutoZone, originally as Senior Vice President, and later as Executive Vice President. Mr. Archbold was Lead Independent Director of the Borders Group and is currently a director of Express, Inc. Mr. Archbold is an inactive Certified Public Accountant, and has 20 years of financial experience in the retail industry.

Brenda Galgano, CPA, has served as our Chief Financial Officer since March 31, 2011. She previously served as Senior Vice President and Chief Financial Officer for The Great Atlantic & Pacific Tea Company, Inc. from November 2005 through March 2011, and from February 2010 was additionally appointed their Treasurer. Ms. Galgano served as Senior Vice President and Corporate Controller, from November 2004 to November 2005, Vice President, Corporate Controller from February 2002 to November 2004, Assistant Corporate Controller from July 2000 to February 2002 and Director of Corporate Accounting from October 1999 to July 2000. The Great Atlantic & Pacific Tea Company, Inc. filed for protection under chapter 11 of the Bankruptcy Code in December 2010. Prior to joining The Great Atlantic & Pacific Tea Company, Inc., Ms. Galgano was with PricewaterhouseCoopers LLP as Senior Manager, Assurance and Business Advisory Services.

Louis H. Weiss has served as our Vice President, Internet and Catalog Business since December 2006 and was promoted to Senior Vice President and Chief Marketing Officer in fiscal 2009. Prior to December 2006, Mr. Weiss served as president for Gaiam Direct, the direct marketing unit of Gaiam Inc., in 2005 and 2006. In 2004 and 2005 he was Senior Vice President of Good Times Entertainment. In July 2005, Good Times Entertainment filed a petition under chapter 11 of the Bankruptcy Code and was acquired by Gaiam, Inc. later that year. In 2003 and 2004, Mr. Weiss served as a strategic consultant to various online direct marketing companies. From 2000 through 2003 Mr. Weiss was with Blue Dolphin, Inc. in various executive capacities, and was President at the time he left the company.

James M. Sander has served as our Vice President, General Counsel and Corporate Secretary since November 2008. Prior to joining the Company, Mr. Sander was Senior Vice President, General Counsel and Secretary at Sharper Image Corporation from July 2007 to July 2008. Sharper Image Corporation filed for protection under chapter 11 of the Bankruptcy Code in February 2008. From August 2005 to July 2007, Mr. Sander was in private practice with Holsworth Sander and Associates in Pittsburgh, PA. From October 1988 to August 2005, Mr. Sander was counsel for General Nutrition Companies, Inc. and its subsidiaries, serving as their Vice President, Chief Legal Officer and Corporate Secretary from February 1993 and as their Senior Vice President, Chief Legal Officer and Corporate Secretary from December 2003. Mr. Sander has his Juris Doctor Degree from the Duquesne University School of Law.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(A)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Comp ($)	All Other Compensation ($)	Total ($)
Richard L. Markee(2)	2009	192,588	300,000	1,299,898	2,246,501	—	2,025	4,041,012
Chairman of the Board	2010	600,000	877,500	—	—	—	8,290	1,485,790
	2011	450,000	326,953	—	—	—	1,410	778,363

Anthony N. Truesdale	2009	498,710	343,489	—	—	—	11,196	853,395
Chief Executive Officer	2010	501,739	366,690	212,129	153,311	—	10,190	1,244,059
	2011	677,110	924,666	1,861,714	556,469	—	18,160	4,038,119

Michael Archbold	2009	472,516	321,275	—	—	—	16,462	810,253
President, Chief Operating Officer	2010	475,446	347,473	374,785	126,256	—	7,740	1,331,701
	2011	520,650	524,815	1,063,822	346,290	—	10,160	2,465,737

Brenda Galgano(3)	2009	—	—	—	—	—	—	—
Chief Financial Officer	2010	—	—	—	—	—	—	—
	2011	340,962	330,750	854,750	—	—	240	1,526,702

Louis Weiss	2009	377,885	148,573	—	—	—	13,688	540,146
SVP, Chief Marketing Officer	2010	381,202	159,533	49,910	36,075	—	10,190	636,910
	2011	382,500	242,696	79,799	163,344	—	9,799	878,138

(A)	Bonus amounts relating to 2011 were paid on March 9, 2012.
(1)	The value of the option awards granted to our named executive officers has been estimated pursuant to the requirements under fair value accounting. The assumptions used for estimating the fair value for those compensatory grants, are outlined in Note 3 to our financial statements, as filed in the Annual Report on form 10-K on February 28, 2012. The weighted average fair value of our options, granted during fiscal 2011, fiscal 2010 and fiscal 2009 calculated pursuant to fair value requirements, was $17.56, $11.91, and $7.70 respectively, after taking into account the approximately 1.8611-for-one retroactive split during 2009. See Note 3, “Summary of Significant Accounting Policies-Stock Based Compensation,” in the 10-K for further discussion.
(2)	Mr. Markee’s fiscal 2009 compensation represents amounts earned commencing in September 2009, his month of hire, through December 2009. These amounts do not represent a full year’s compensation.
(3)	Ms. Galgano’s fiscal 2011 compensation represents amounts earned commencing in March 2011, her month of hire, through December 2011. These amounts do not represent a full year’s compensation. Ms Galgano was only a named executive officer for 2011. Accordingly, no disclosure is included, as to Ms. Galgano for 2010 and 2009.

Perquisites Table

		Mr. Markee ($)	Mr. Truesdale ($)	Mr. Archbold ($)	Ms. Galgano(2) ($)	Mr. Weiss ($)
Car Allowance	2009	1,950	—	—	—	—
	2010	7,900	—	—	—	—
	2011	1,050	8,000	—	—	—
Life Insurance Premiums(1)	2009	75	450	450	—	450
	2010	390	390	390	—	390
	2011	360	360	360	240	360
401(k) Company Contribution	2009	—	10,746	16,012	—	13,238
	2010	—	9,800	7,350	—	9,800
	2011	—	9,800	9,800	—	9,439

Totals	2009	2,025	11,196	16,462	—	13,688
Totals	2010	8,290	10,190	7,740	—	10,190
Totals	2011	1,410	18,160	10,160	240	9,799

(1)	The amounts shown represent premiums paid by the Company on behalf of the Executive.

Life insurance rates reduced due to plan renegotiation.

(2)	Life insurance for Ms. Galgano is for the period of May to December 2011.

2011 Grants of Plan Based Awards

We award equity grants under the Vitamin Shoppe, Inc. 2006 Stock Option Plan, as amended, and the Vitamin Shoppe 2009 Equity Incentive Plan. The plans provide for grants of stock options and restricted common shares to certain directors, officers, consultants and employees of Vitamin Shoppe and its subsidiaries. The plans are administered by the Board. A total of 590,167 shares of the Company’s common stock were available for grant under the plans as of December 31, 2011. As of December 31, 2011, options to purchase 2,017,175 shares of common stock and 219,365 unvested restricted shares were outstanding under the plans. The stock options are generally exercisable at not less than the fair market value on the date of grant. Restricted shares are issued at not less than the fair market value on the date of the award. Generally, both options and restricted shares awarded shall become vested in four equal increments on each of the first, second, third and fourth anniversaries of the grant date. The stock options granted under the plans have a maximum term of 10 years. Vested grants from the 2006 and 2009 plans are exercisable 30 days and 90 days, respectively, from the date of termination of employment without cause. There are no additional factors affecting ability to exercise other than the general vesting terms.

The following table details the equity grants to the named executive officers that were outstanding on December 31, 2011:

Grants of Stock Based Awards

Name	Grant Date		Number of Awards	Exercise Price of Awards ($/sh)	Fair Value of Grant ($)

Richard Markee	9/8/2009		323,121	15.11	6.35
	9/8/2009	*	39,619	—	15.11

Anthony Truesdale	4/2/2006		112,977	6.16	3.68
	4/2/2006		100,524	10.75	2.87
	4/2/2006		100,524	13.43	2.54
	4/2/2006		100,524	16.12	2.27
	4/6/2010	*	6,918	—	23.00
	4/6/2010		10,625	23.00	11.66
	4/6/2010		10,625	23.00	11.08
	4/4/2011		24,209	34.19	16.57
	4/4/2011		23,256	34.19	17.23
	4/4/2011	*	54,452	—	34.19

Michael Archbold	4/16/2007		140,138	12.79	7.19
	4/16/2007		93,054	13.43	7.04
	4/16/2007		93,054	16.12	6.45
	3/2/2010	*	5,000	—	20.01
	4/6/2010	*	5,697	—	23.00
	4/6/2010		8,750	23.00	11.66
	4/6/2010		8,750	23.00	11.08
	4/4/2011		14,526	34.19	16.57
	4/4/2011		13,953	34.19	17.23
	4/4/2011	*	31,115	—	34.19

Brenda Galgano	4/4/2011	*	25,000	—	34.19

Louis Weiss	1/1/2008		27,222	15.21	7.70
	1/1/2008		7,444	16.12	7.46
	4/6/2010	*	1,628	—	23.00
	4/6/2010		2,500	23.00	11.66
	4/6/2010		2,500	23.00	11.08
	4/4/2011		7,263	34.19	16.57
	4/4/2011		6,977	34.19	17.23
	4/4/2011	*	2,334	—	34.19

*	Restricted Stock Award

The table below outlines the vesting details for outstanding equity grants held by named executive officers as of December 31, 2011:

Outstanding Equity Grants as of December 31, 2011

	Option Awards				Restricted Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable (#)	Number of Shares Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock Not Yet Vested	Market Value of Shares or Units of Stock Not Yet Vested	Equity Incentive Plan Awards: Number of Unearned Shares, or Other Rights That Have Not Vested	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units, or other Rights Not Vested
Richard Markee	160,275	162,846	15.11	3/7/2017
	—	—	—		39,619	1,580,006
Anthony Truesdale	112,977	—	6.16	4/1/2016
	100,524	—	10.75	4/1/2016
	100,524	—	13.43	4/1/2016
	100,524	—	16.12	4/1/2016
	2,656	7,969	23.00	4/6/2020
	2,656	7,969	23.00	4/6/2020
	—	—	—		6,918	275,890
	—	—	—		54,452	2,171,546
	—	23,256	34.19	4/4/2021
	—	24,209	34.19	4/4/2021
Michael Archbold	140,138	—	12.79	4/16/2017
	93,054	—	13.43	4/16/2017
	93,054	—	16.12	4/16/2017
	—	—	—		5,000	199,400
	—	—	—		5,697	227,196
	2,187	6,563	23.00	4/6/2020
	2,187	6,563	23.00	4/6/2020
	—	—	—		31,115	1,240,866
	—	13,953	34.19	4/4/2021
	—	14,526	34.19	4/4/2021
Brenda Galgano	—	—	—		25,000	997,000
Louis Weiss	17,916	9,306	15.21	1/1/2018
	5,583	1,861	16.12	1/1/2018
	—	—	—		1,628	64,925
	625	1,875	23.00	4/6/2020
	625	1,875	23.00	4/6/2020
	—	—	—		2,334	93,080
	—	6,977	34.19	4/4/2021
	—	7,263	34.19	4/4/2021

Options Exercised and Stock Vested

We grant both stock option and restricted share awards to our executives. There were 111,985 stock options exercised during fiscal year 2011 by our executives. There were 32,384 restricted shares vested during fiscal year 2011. The following table provides information concerning aggregate exercises of stock options and vesting of stock awards during 2011 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard Markee	40,000	1,051,140	22,639	878,964
Anthony Truesdale	—	—	2,305	81,482
Michael Archbold	32,080	1,043,800	6,898	228,994
Brenda Galgano	—	—	—	—
Louis Weiss	39,905	1,061,193	542	19,160

Pension Benefits

We currently do not have a pension program for our employees, officers or directors.

Nonqualified Deferred Compensation

During fiscal 2007 we adopted a nonqualified deferred compensation plan for senior level employees. The authorization for such plan prohibits any Company contributions on behalf of any officer (other than the voluntary election to defer the payment of a portion of such individual’s salary) without further Compensation Committee authorization. There were no Company contributions authorized since the plans inception through the end of Fiscal 2011, and none of our named executive officers had a balance in or received earnings or distributions from such plan.

Employment Agreements

As of December 31, 2011, Messrs. Markee, Truesdale, Archbold and Weiss were employed with us pursuant to written employment agreements. In March 2012 the Company and those named executive officers amended their employment agreements, which served to conform the agreements with the Company’s Executive Severance Pay Policy. In addition, in March 2012, the Company entered into an employment agreement with Ms. Galgano. Each of these employment agreements are described below.

Richard L. Markee. Mr. Markee’s employment agreement, dated September 9, 2009, as amended February 28, 2011 and March 29, 2012, is for a term of employment ending January 1, 2015 (prior to amendment in 2012, the term of employment was to end September 10, 2013), unless earlier terminated, and provides that Mr. Markee shall serve as Executive Chairman of the Company and his annual base salary will be $400,000. Prior to April 4, 2011, Mr. Markee served also as Chief Executive Officer and earned a base salary of $600,000 per annum. Mr. Markee is eligible for an annual cash bonus award. For the 2011 fiscal year, Mr. Markee received an annual cash bonus of $326,953, payable in calendar year 2012 at the same time annual bonuses are paid to other senior executives of the Company. For each fiscal year thereafter during the term of the employment agreement, Mr. Markee will be eligible for an annual cash bonus, based on a target opportunity of 60% of his base salary (50% prior to amendment in 2012), payable at the same time annual bonuses are paid to other senior executives of the Company. The annual cash bonus is based on both the Company’s satisfaction of certain operating objectives and Mr. Markee’s satisfaction of certain individual operating objectives, each as specified by the Board of Directors. Mr. Markee is entitled to participate in any health, disability and life insurance and other employee benefit plans and programs made available by the Company to its senior management employees generally. The agreement provides that Mr. Markee will receive continued health and life insurance to age 65, providing that he pays the emplyee’s regular share of such coverage, and an alternative arrangement for the Company to provide severance and term life insurance sufficient to purchase such insurance if it is otherwise unavailable from the Company. Mr. Markee is entitled to five weeks of vacation time per fiscal year. If Mr. Markee is terminated “with cause” he will be entitled to any vested right of benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits will continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full after such termination. If Mr. Markee is terminated by the Company “without cause” or, upon or within two years following a “change in control” Mr. Markee’s employment is terminated by him due to an “adverse change in status”, as defined under the Executive Severance Pay Policy, then he is entitled to payments pursuant to the Executive Severance Pay Policy, as described above. Prior to amendment of the employment agreement in 2012, Mr. Markee’s severance benefits following a change in control were as described below in “Potential Payments Upon Termination or Change in Control”.

Anthony N. Truesdale. Mr. Truesdale’s employment agreement, dated September 25, 2009, as amended February 28, 2011 and March 29, 2012, provides that Mr. Truesdale shall serve as Chief Executive Officer of the Company and his annual base salary shall be $675,000. Prior to April 4, 2011, Mr. Truesdale served as President and Chief Merchandising Officer. The agreement sets forth an initial term ending March 31, 2013 (prior to amendment in 2012, the term of employment was to end March 31, 2012) and automatic renewal for up to two successive one-year periods unless either Mr. Truesdale or the Company notifies the other of his or its intent not to renew the agreement. The agreement also provides that Mr. Truesdale will be eligible for an annual cash bonus with a target amount of 100% of his base salary. Such annual bonus will be based on both the Company’s satisfaction of certain operating objectives and Mr. Truesdale’s satisfaction of certain individual operating objectives, each as specified by the Board of Directors. The agreement also provides for Mr. Truesdale to receive an automobile allowance of $1,000 per month and up to 32 days of paid time off in accordance with the Company’s general employee policies. If Mr. Truesdale is terminated by the Company “without cause” or, upon or within two years following a “change in control” Mr. Truesdale’s employment is terminated by him due to an “adverse change in status”, as defined under the Executive Severance Pay Policy, then he is entitled to payments pursuant to the Executive Severance Pay Policy, as described above. Prior to amendment of the employment agreement in 2012, Mr. Truesdale’s severance benefits following a change in control were as described below in “Potential Payments Upon Termination or Change in Control”. The employment agreement provides that if Mr. Truesdale’s employment is terminated due to the Company not renewing either the initial term of employment or any of the one-year extension periods, or upon the expiration of the third one-year extension of the employment term, then Mr. Truesdale will be entitled to receive the same severance he would receive if the Company had terminated him without cause.

Michael G. Archbold. Mr. Archbold’s employment agreement, dated September 25, 2009, as amended February 28, 2011 and March 29, 2012, provides that Mr. Archbold shall serve as President and Chief Operating Officer of the Company and his annual base salary shall be $535,000. Prior to April 4, 2011, Mr. Archbold served as Executive Vice President, Chief Financial Officer and Chief Operating Officer. The agreement sets forth a term ending April 15, 2013 (prior to amendment in 2012, the term of employment was to end April 15, 2012) and automatic renewal for up to two successive one year periods unless either Mr. Archbold or the Company notifies the other of his or its intent not to renew the agreement. The agreement also provides that Mr. Archbold will be eligible for an annual cash bonus with a target amount of 70% of his base salary. Such annual bonus will be based on both the Company’s satisfaction of certain operating objectives and Mr. Archbold’s satisfaction of certain individual operating objectives, each as specified by the Board of Directors. If Mr. Archbold is terminated by the Company “without cause” or, upon or within two years following a “change in control” Mr. Archbold’s employment is terminated by him due to an “adverse change in status”, as defined under the Executive Severance Pay Policy, then he is entitled to payments pursuant to the Executive Severance Pay Policy, as described above. Prior to amendment of the employment agreement in 2012,

Mr. Archbold’s severance benefits following a change in control were as described below in “Potential Payments Upon Termination or Change in Control”. The amended agreement provides that if the Company terminates Mr. Archbold’s employment due to its not renewing either the initial term of employment or any of the one-year extension periods, or upon the expiration of the third one-year extension of the employment term, then Mr. Archbold will be entitled to receive the same severance he would receive if the Company had terminated him without cause.

Louis H. Weiss. Mr. Weiss’s employment agreement, dated January 15, 2007, as amended March 29, 2012, provides that Mr. Weiss whall serve as Chief Marketing Officer and sets forth a term ending March 31, 2013 (prior to amendment in 2012, the term of employment was to end December 31, 2012) and automatic renewal for up to two successive one year periods unless either Mr. Weiss or the Company notifies the other of his or its intent not to renew the agreement. The agreement provides for an annual base salary of $392,070 and an annual cash bonus with a target amount of 45% of his base salary (30% prior to amendment in 2012). Such annual bonus will be based on achievement of Company performance objectives. If Mr. Weiss is terminated by the Company “without cause” or, upon or within two years following a “change in control” Mr. Weiss’ employment is terminated by him due to an “adverse change in status”, as defined under the Executive Severance Pay Policy, then he is entitled to payments pursuant to the Executive Severance Pay Policy, as described above. Prior to amendment of the employment agreement in 2012, Mr. Weiss’ severance benefits following a change in control were as described below in “Potential Payments Upon Termination or Change in Control”.

Brenda Galgano. Ms. Galgano’s employment agreement, dated March 29, 2012, provides that Ms. Galgano shall serve as Chief Financial Officer of the Company and her annual base salary shall be $459,000. The agreement sets forth a term ending March 31, 2013 and automatic renewal for up to two successive one year periods unless either Ms. Galgano or the Company notifies the other of her or its intent not to renew the agreement. The agreement also provides that Ms. Galgano will be eligible for an annual cash bonus with a target amount of 50% of her base salary. Such annual bonus will be based on both the Company’s satisfaction of certain operating objectives and Ms. Galgano’s satisfaction of certain individual operating objectives, each as specified by the Board of Directors. If Ms. Galgano is terminated by the Company “without cause” or, upon or within two years following a “change in control” Ms. Galgano’s employment is terminated by her due to an “adverse change in status”, as defined under the Executive Severance Pay Policy, then she is entitled to payments pursuant to the Executive Severance Pay Policy, as described above.

Potential Payments Upon Termination or Change in Control

As described above, in March 2012, the Compensation Committee modified the severance payments upon or following a change in control. Following is a description of those arrangements in 2011, prior to amendment in 2012.

The employment agreements in effect during 2011 for our Chief Executive Officer, Mr. Truesdale, and our President and Chief Operating Officer, Mr. Archbold, respectively provided that if within the twelve-month period following a change in control there was a material adverse change in the executive’s functions, duties or responsibilities without the consent of the executive and the executive elects to terminate his employment, we were obligated to make severance payments equal to such executive’s base salary for up to a year from the date of termination, paid weekly; to pay any unpaid bonus earned in the year prior to termination; and to pay a pro-rated portion of annual bonus in the year of termination if the executive worked for six months or longer within that year. Our Executive Chairman, Mr. Markee’s employment agreement in 2011 provided that if within the twelve-month period following a change in control there was a material adverse change in his functions, duties or responsibilities without his consent and he elected to terminate his employment, the Company was obligated to make severance payments equal to his base salary for up to a year from the date of termination, paid quarterly; to pay any unpaid bonus for the year prior to termination; and to pay a $100,000 bonus payment in the year of termination. The employment agreements of our other named executive officers in 2011 (except for Ms. Galgano, who did not have an employment agreement in 2011) provided that if there was a material adverse change in the executive’s functions, duties or responsibilities without the consent of the executive and the executive elected to terminate his employment, we were obligated to make severance payments equal to such executive’s base salary for up to a year from the date of termination, paid weekly; to pay any unpaid bonus earned in the year prior to termination; and to pay a pro-rated portion of annual bonus in the year of termination if the executive worked for six months or longer within that year. In addition to cash payments, all named executive officers were eligible for continued participation in all life, health, and disability and similar insurance plans with the same provisions as every Company employee for up to twelve months.

The following table summarizes potential payments upon the termination of each of our named executive officers or in the event of a change in control of the Company.

2011 Potential Payments Upon Change In Control

Name	Benefit	Before Change in Control Termination for Good reason	After Change in Control Termination for Good reason	Voluntary Termination	Death	Disability	Change in Control
Richard Markee	Stock Options(1)	$—	$4,033,695	cease vesting	$—	$—	$4,033,695
	Stock Awards(1)	$—	$1,580,006	cease vesting	$1,580,006	$1,580,006	$1,580,006
	Severance Pay(2)	$500,000	$500,000
	Plan Benefits(3)	$7,200	$7,200
	Pro-rata Bonus(4)	$200,000	$200,000
	Life Insurance coverage(5)	$360	$360

Anthony Truesdale	Stock Options(1)	$—	$539,109	cease vesting	$539,109	$539,109	$539,109
	Stock Awards(1)	$—	$2,447,436	cease vesting	$2,447,436	$2,447,436	$2,447,436
	Severance Pay(2)	$675,000	$675,000
	Plan Benefits(3)	$7,200	$7,200
	Pro-rata Bonus(4)	$675,000	$675,000
	Life Insurance coverage(5)	$360	$360

Michael Archbold	Stock Options(1)	$—	$383,612	cease vesting	$383,612	$383,612	$383,612
	Stock Awards(1)	$—	$1,667,462	cease vesting	$1,667,462	$1,667,462	$1,667,462
	Severance Pay(2)	$535,000	$535,000
	Plan Benefits(3)	$7,200	$7,200
	Pro-rata Bonus(4)	$374,500	$374,500
	Life Insurance coverage(5)	$360	$360

Brenda Galgano	Stock Awards(1)	$—	$997,000	cease vesting	$997,000	$997,000	$997,000
	Severance Pay(2)	$—	$225,000
	Plan Benefits(3)	$7,200	$7,200
	Pro-rata Bonus(4)	$—	$225,000
	Life Insurance coverage(5)	$360	$360

Louis Weiss	Stock Options(1)	$—	$418,122	cease vesting	$144,326	$144,326	$418,122
	Stock Awards(1)	$—	$158,005	cease vesting	$158,005	$158,005	$158,005
	Severance Pay(2)	$382,500	$382,500
	Plan Benefits(3)	$7,200	$7,200
	Pro-rata Bonus(4)	$172,125	$172,125
	Life Insurance coverage(5)	$360	$360

(1)	In the event of a termination without cause or for good reason or in the event of a voluntary termination, stock options and stock awards will cease to vest. In the event of a change of control, stock options and stock awards would become fully vested. The amounts reflect the value of all outstanding stock options and stock awards as of December 31, 2011.
(2)	Reflects one year of salary, per the severance terms of each executive’s employment agreement except for Ms. Galgano who as a new employee would receive 26 weeks under the Company’s severance policy.
(3)	If the named executive officer elects COBRA coverage, the Company will pay the same amount for each applicable sub-category of coverage as the Company paid for such sub-category for the named executive officer before their termination for the duration of their severance pay stated above at (2). The Company’s payment obligations include the payment of dependent coverage if the named executive officer maintained dependent coverage prior to termination.
(4)	Named executive officers are entitled to pro rata bonus payments, pursuant to their respective employment agreements or severance policy.
(5)	Life insurance coverage provided to the named executive officer prior to termination will be continued at the Company’s expense for one year following the executive’s termination date.

The foregoing table does not include amounts for any severance payments that would relate to bonuses that can not be determined at this point in time.

We are not obligated to make any cash payment or provide continued benefits to the named executive officers, other than certain vested retirement plans, if their employment is terminated by us for cause or by the executive without cause. In the event of a change of control, in addition to cash payments and insurance continuation, pursuant to our stock option plans, all unvested outstanding stock option grants vest immediately.

Employee Benefit Plans

Our employees, including our named executive officers, are entitled to various employer benefits. These benefits include medical and dental care plans, flexible spending accounts for healthcare and life and disability insurance.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Pre Approval of Services

The Audit Committee annually engages the Company’s independent registered public accounting firm and pre-approves, for the following fiscal year, their services related to the annual audit and interim quarterly reviews of the Company’s financial statements and all reasonably-related assurance services. All non-audit services are considered for approval by the Audit Committee on an as-requested basis by the Company.

The Audit Committee may delegate to one or more designated members of the Audit Committee who are independent, as defined by SEC rules, the authority to grant pre-approvals, provided such pre-approvals are presented to the Audit Committee at a subsequent meeting.

(a) Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accountants, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management.

(b) Pre-approval of a non-audit service to be performed by the independent registered public accountants of the Company shall be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act.

Audit Fees

The principal independent registered public accounting firm of the Company during the fiscal year ended December 31, 2011 was Deloitte & Touche LLP. All Deloitte & Touche LLP services were approved in advance by the Audit Committee. The aggregate fees billed by Deloitte & Touche LLP during the fiscal years 2010 and 2011 are set forth in the table below:

FEE TYPE	2011 ($)	2010 ($)
Audit fees(1)	698,500	777,300
Audit-related fees	—	—
Tax	—	—
All other fees	—	—

Total	698,500	777,300

(1) Audit fees consist of audit work performed in connection with the annual financial statements, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents, comfort letters and review of documents filed with the SEC. Audit fees for fiscal 2010 included assurance work related to the filing of our registration statements on Form S-3 in connection with the Secondary Offerings.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. Management is responsible for the financial statements and the reporting process, the system of internal controls, including internal control over financial reporting, risk management, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal year 2011, the Audit Committee met and held discussions with management, the internal auditor, and the independent registered public accounting firm and independently as a committee, which fulfills its responsibilities pursuant to the Company’s Audit Committee Charter. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements as of and for the year ended December 31, 2011 with management and the independent registered public accounting firm, including a discussion of the quality and critical accounting policies and estimates, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed by the standards established by the Public Company Oversight Board (United States).

In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the firm’s communications with the Audit Committee concerning independence. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm, Deloitte & Touche LLP, is independent from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm and the internal auditor, the overall scope and plans for their respective audits. In addition, the Audit Committee met with the independent registered public accounting firm and the internal auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee also discussed with the Chief Executive Officer and the Chief Financial Officer of the Company their respective certifications with respect to the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group, and independent registered public accounting firm. In reliance on the reviews and discussions referred to above, and the receipt of the unqualified opinions from Deloitte & Touche LLP dated February 28, 2012, with respect to the consolidated financial statements of the Company as of and for the year ended December 31, 2011, and with respect to the effectiveness of the Company’s internal control over financial reporting, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission. The Audit Committee has selected, and the Board has ratified, Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Audit Committee

B. Michael Becker – Chairman

Catherine Buggeln

John H. Edmondson

David H. Edwab

PROPOSAL FOUR—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board, upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2012.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and are expected to be available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

The Company is asking its stockholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to the Company’s stockholders for ratification because the Company values its stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that the Company’s stockholders fail to ratify the selection, it will be considered as a direction to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board unanimously recommends that stockholders vote “FOR” the ratification of Deloitte &

Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has not adopted a written policy or procedure for the review, approval and ratification of related party transactions, however the Audit Committee Charter requires the Audit Committee to review all relationships and transactions in which the Company and its employees, directors and officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Based on all the relevant facts and circumstances, the Audit Committee will decide whether the related-party transaction is appropriate and will approve only those transactions that are in the best interests of the Company.

We require our directors and executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related-party transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our periodic filings, as appropriate. In 2011, the Company did not participate in any transactions involving an amount in excess of $120,000 in which any related person (as defined in Instruction 1 to Item 404 (a) of Regulation S-K) has or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 during 2011 were timely filed.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

In accordance with Rule 14a-8 of the Exchange Act, any stockholder proposals intended to be included in the Proxy Statement for the 2013 Annual Meeting of Stockholders of the Company must be received by the Company not earlier than February 2, 2013 or later than March 3, 2013. The proposal should be sent to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047.

In addition, the Company has established an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s Proxy Statement, to be brought before an annual meeting of stockholders. A stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 90 days nor more than 120 days prior to the anniversary date of the 2012 Annual Meeting of the Stockholders of the Company; provided, however, that in the event that the 2013 Annual Meeting of the Stockholders is not within 30 days before or after the anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made.

A stockholder’s notice with respect to a proposed item of business must include: (i) a brief description of the substance of, and the reasons for conducting, such business at the annual meeting; (ii) the name and address of the stockholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by the stockholder, any person controlling, directly or indirectly, or acting in concert with, such stockholder and any person controlling, controlled by or under common control with such stockholder; and (iv) any material interest of the stockholder in such business.

A stockholder’s notice with respect to a director nomination must set forth: (i) name, address and number of shares of the Company which are beneficially owned by the nominating stockholder, any person controlling, directly or indirectly, or acting in concert with, such nominating stockholder and any person controlling, controlled by or under common control with such nominating stockholder; (ii) name, address and number of shares of the Company which are beneficially owned by the candidate; (iii) a detailed biography outlining the candidate’s relevant background; (iv) professional and business experience and other significant accomplishments; (v) an acknowledgement from the candidate that he or she would be willing to serve on the board, if elected; (vi) a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the board; and (vii) a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential board member.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

James M. Sander

Appendix A

VITAMIN SHOPPE

2009 EQUITY INCENTIVE PLAN

Amended and Restated Through April 6, 2012

ARTICLE I

PURPOSE

1.1 Effective Date. The Plan shall be known as the Vitamin Shoppe 2009 Equity Incentive Plan (the “Plan”), as amended and restated through April 6, 2012 (the “Effective Date”), subject to the approval of the Plan by the shareholders of Vitamin Shoppe Inc. (the “Company”) within 12 months of the Effective Date in accordance with Section 422 of the Code.

1.2 Purpose of the Plan. The Plan is intended to further the growth and profitability of the Company by increasing incentives and encouraging Share ownership on the part of the Employees, Members of the Board, and Independent Contractors of the Company and its Subsidiaries. The Plan is intended to permit the grant of Awards that constitute Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Other Stock Awards.

ARTICLE II

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) directly or indirectly controlled by the Company.

“Award” means, individually or collectively, a grant under the Plan of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Other Stock Awards.

“Award Agreement” means the written agreement setting forth the terms and conditions applicable to an Award.

“Base Price” means the price at which a SAR may be exercised with respect to a Share.

“Board” means the Company’s Board of Directors, as constituted from time to time.

“Change in Control” shall mean the first (and only the first) to occur of the following:

(a) any “person” as such term is used in Sections 13(d) and 14(d) of the 1934 Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

(b) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (a) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(c) The sale of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Committee” means the committee of the Board described in ARTICLE III.

“Employee” means an employee of the Company, a Related Company, an Affiliate or a Subsidiary designated by the Committee. Notwithstanding anything to the contrary contained herein, the Committee may grant Awards to an individual who has been extended an offer of employment by the Company, a Related Company or a Subsidiary; provided that any such Award shall be subject to forfeiture if such individual does not commence employment by a date established by the Committee.

“Exercise Price” means the price at which a Share subject to an Option may be purchased upon the exercise of the Option.

“Fair Market Value” means, except as otherwise specified in a particular Award Agreement, (a) while the Shares are readily traded on an established national or regional securities exchange, the closing transaction price of such a Share as reported by the principal exchange on which such Shares are traded on the date as of which such value is being determined or, if there were no reported transaction for such date, the opening transaction price as reported by the exchange for the first trading date following the date by which such value is being determined on the next preceding date for which a transaction was reported, (b) if the Shares are not readily traded on an established national or regional securities exchange, the average of the bid and ask prices for such a Share on the date as of which such value is being determined, where quoted for such Shares, or (c) if Fair Market Value cannot be determined under clause (a) or clause (b) above, or if the Committee determines in its sole discretion that the Shares are too thinly traded for Fair Market Value to be determined pursuant to clause (a) or clause (b), the value as determined by the Committee, in its sole discretion, on a good faith basis.

“Grant Date” means the date that the Award is granted.

“Immediate Family” means the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and half-sisters), in-laws (including all such relationships arising because of legal adoption) and any other person required under applicable law to be accorded a status identical to any of the foregoing.

“Incentive Stock Option” means an Option that is designated as an Incentive Stock Option and is intended by the Committee to meet the requirements of Section 422 of the Code.

“Independent Contractor” means an independent contractor or consultant of the Company, a Related Company or a Subsidiary designated by the Committee. Notwithstanding anything to the contrary contained herein, the Committee may grant Awards to an individual who has been extended an offer to become an independent contractor or consultant by the Company, a Related Company or a Subsidiary; provided that any such Award shall be subject to forfeiture if such individual does not commence employment by a date established by the Committee.

“Member of the Board” means an individual who is a member of the Board or of the board of directors of a Related Company or a Subsidiary.

“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means an option to purchase Shares granted pursuant to ARTICLE V.

“Other Stock Award” means an Award granted pursuant to ARTICLE VIII to receive Shares on the terms specified in any applicable Award Agreement.

“Participant” means an Employee, Independent Contractor, or Member of the Board with respect to whom an Award has been granted and remains outstanding.

“Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.

“Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

“Period of Restriction” means the period during which Restricted Stock or an RSU is subject to forfeiture and/or restrictions on transferability.

“Plan” means this Vitamin Shoppe 2009 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

“Related Company” means any person or entity that would be considered a single employee with the Company under Section 414(b) or (c) of the Code if the language “at least 80 percent” as used in connection with the application of these provisions were replaced by “at least 50%.”

“Restricted Stock” means a Stock Award granted pursuant to ARTICLE VI under which the Shares are subject to forfeiture upon such terms and conditions as specified in the relevant Award Agreement.

“Restricted Stock Unit” or “RSU” means a Stock Award granted pursuant to ARTICLE VI subject to a period or periods of time after which the Participant will receive Shares if the conditions contained in such Stock Award have been met.

“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

“Share” means the Company’s common stock, par value $.01 per share, or any security issued by the Company or any successor in exchange or in substitution therefor.

“Stock Appreciation Right” or “SAR” means an Award granted pursuant to ARTICLE VII, granted alone or in tandem with a related Option which is designated by the Committee as an SAR.

“Stock Award” means an Award of Restricted Stock or an RSU pursuant to ARTICLE VI.

“Subsidiary(ies)” means any corporation (other than the Company) in an unbroken chain of corporations, including and beginning with the Company, if each of such corporations, other than the last corporation in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting stock in one of the other corporations in such chain.

“Ten Percent Holder” means an Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) who, at the time an Option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company.

ARTICLE III

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the compensation committee of the Board (the “Committee”). To the extent advisable or otherwise required by applicable law, regulation or rule, it is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Code and (c) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

Reference to the Committee shall refer to the Board if the Committee ceases to exist and the Board does not appoint a successor Committee.

3.2 Authority and Action of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Members of the Board and Independent Contractors shall be eligible to receive Awards and to grant Awards, (b) prescribe the form, amount, timing and other terms and conditions of each Award, (c) interpret the Plan and the Award Agreements, (d) adopt such procedures as it deems necessary or appropriate to permit participation in the Plan by eligible Employees, Members of the Board and Independent Contractors, (e) adopt such rules as it deems necessary or appropriate for the administration, interpretation and application of the Plan, (f) interpret, amend or revoke any such procedures or rules, (g) correct any technical defect(s) or technical omission(s), or reconcile any technical inconsistency(ies), in the Plan and/or any Award Agreement, (h) accelerate the vesting of any award, (i) extend the period during which an Option may be exercisable, and (j) make all other decisions and determinations that may be required pursuant to the Plan and/or any Award Agreement or as the Committee deems necessary or advisable to administer the Plan.

The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting. A majority of the Committee shall constitute a quorum. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any Employee of the Company or any of its Subsidiaries or Affiliates, the Company’s independent certified public accountants or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Committee.

3.3 Delegation by the Committee. The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and powers under the Plan to one or more Members of the Board of the Company and/or officers of the Company; provided, however, that the Committee may not delegate its authority or power if prohibited by law, or if such delegation would cause the Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the 1934 Act or not to qualify for, or cease to qualify for, exemption under Code § 162(m).

3.4 Decisions Binding. All determinations, decisions and interpretations of the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan or any Award Agreement shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

3.5 Performance Goals. The Committee shall have the authority to grant Awards under this Plan that are contingent upon the achievement of Performance Goals. Such Performance Goals are to be specified in the relevant Award Agreement and may be based on such factors including, but not limited to: (a) revenue, (b) earnings per Share, (c) net income per Share, (d) Share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income, (i) cash flow, (j) earnings before interest, taxes, depreciation and amortization, (k) sales, (l) total stockholder return relative to assets, (m) total stockholder return relative to peers, (n) financial returns (including, without limitation, return on assets, return on equity and return on investment), (o) cost reduction targets, (p) customer satisfaction, (q) customer growth, (r) employee satisfaction, (s) gross margin, (t) revenue growth, (u) store openings, (v) any combination of the foregoing, or, (w) such other criteria as the Committee may determine. Performance Goals may be in respect of the performance of the Company, any of its Subsidiaries or Affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance Goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

ARTICLE IV

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment and substitution as provided in Section 10.13, the number of Shares available for grants of Awards under the Plan shall be the sum of (a) 547,139 Shares, which were available under the Plan immediately prior to shareholder approval of this amendment and restatement, plus (b) 2,250,000 additional shares. Shares awarded under the Plan may be either authorized but unissued Shares, authorized and issued Shares reacquired (including Shares reacquired under any prior plan) and held as treasury Shares or a combination thereof. To the extent permitted by applicable law or exchange rules, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate shall not reduce the Shares available for grants of Awards under this Section. The maximum number of shares with respect to which Incentive Stock Options may be granted shall be 500,000.

4.2 Limit on Individual Awards. Subject to adjustment as provided in Section 10.13, the maximum aggregate number of Shares which shall be available for the grant of Options and SARs to any one individual under the Plan during any calendar year shall be limited to 500,000 Shares. Subject to adjustment as provided in Section 10.13, the maximum number of Shares subject to awards (other than Options and SARs) that are intended to qualify as performance-based compensation under Section 162(m) of the Code and may be paid to any one individual based on the achievement of Performance Goals established by the Committee for any calendar year is 500,000 Shares, or if such award is payable in cash, the Fair Market Value equivalent thereof. In the case of multi-year Performance Periods, the amount which is paid for any one calendar year of the Performance Period is the amount paid for the Performance Period divided by the number of calendar years in the period. The limitations in this Section 4.2 shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

4.3 Lapsed Awards. To the extent that Shares subject to an outstanding Option (except to the extent Shares are issued or delivered by the Company in connection with the exercise of a tandem SAR) or other Award are not issued or delivered by reason of (i) the expiration, cancellation, forfeiture or other termination of such Award, (ii) the settlement of all or a portion of such Award in cash, or (iii) Shares that are delivered or withheld for purposes of satisfying a tax withholding obligation, then such Shares shall again be available under this Plan. Notwithstanding the foregoing, the following Shares shall not become available for purposes of the Plan: (i) Shares previously owned or acquired by the Participant that are delivered to the Company, or withheld from an Award, to pay the exercise price, or (ii) shares of Common Stock reserved for issuance upon the grant of a SAR Award that exceed the number of shares actually issued upon exercise.

ARTICLE V

STOCK OPTIONS

5.1 Grant of Options. Subject to the provisions of the Plan, Options may be granted to Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion. An Award of Options may include Incentive Stock Options, Non-Qualified Stock Options, or a combination thereof; provided, however, that an Incentive Stock Option may only be granted to an Employee of the Company or a Subsidiary and no Incentive Stock Option shall be granted more than ten years after the earlier of (i) the date this Plan is adopted by the Board or (ii) the date this Plan is approved by the Company’s shareholders.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to the exercise of all or a portion of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement pertaining to an Option shall designate such Option as an Incentive Stock Option or a Non-Qualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary as defined in Section 424 of the Code) exceeds $100,000, such Options shall constitute Non-Qualified Stock Options. For purposes of the preceding sentence, Incentive Stock Options shall be taken into account in the order in which they are granted.

5.3 Exercise Price. Subject to the other provisions of this Section, the Exercise Price with respect to Shares subject to an Option shall be determined by the Committee in its sole discretion; provided, however, that the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; and provided further, that the Exercise Price with respect to an Incentive Stock Option granted to a Ten Percent Holder shall not be less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.4 Expiration Dates. Each Option shall terminate not later than the expiration date specified in the Award Agreement pertaining to such Option; provided, however, that the expiration date with respect to an Option shall not be later than the tenth anniversary of its Grant Date and the expiration date with respect to an Incentive Stock Option granted to a Ten Percent Holder shall not be later than the fifth anniversary of its Grant Date.

5.5 Exercisability of Options. Subject to Section 5.4, Options granted under the Plan shall be exercisable at such times, and shall be subject to such restrictions and conditions, as the Committee shall determine in its sole discretion. The exercise of an Option is contingent upon payment by the Optionee of the amount sufficient to pay all taxes required to be withheld by any governmental agency. Such payment may be in any form approved by the Committee.

5.6 Method of Exercise. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Corporate Secretary of the Company (or his or her designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Exercise Price with respect to each such Share and an amount sufficient to pay all taxes required to be withheld by any governmental agency. The Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares which have been held by the Optionee for at least six months having an aggregate Fair Market Value at the time of exercise equal to the aggregate Exercise Price of the Shares with respect to which the Option is to be exercised, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares with respect to which the Option is exercised, the Company shall deliver to the Participant Share certificates (which may be in book entry form) for such Shares with respect to which the Option is exercised.

5.7 Restrictions on Share Transferability. Incentive Stock Options are not transferable, except by will or the laws of descent. The Committee may impose such additional restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Cashing Out of Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the Shares for which an Option is being exercised by paying the optionee an amount, in cash or Shares, equal to the excess of the Fair Market Value of the Shares over the option price times the number of Shares for which the Option is being exercised on the effective date of such cash-out.

ARTICLE VI

STOCK AWARDS

6.1 Grant of Stock Awards. Subject to the provisions of the Plan, Stock Awards may be granted to such Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion.

6.2 Stock Award Agreement. Each Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares granted, the price, if any, to be paid for the Shares and the Period of Restriction applicable to a Restricted Stock Award or RSU Award and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.3 Transferability/Share Certificates. Shares subject to an Award of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated during a Period of Restriction. During the Period of Restriction, a Restricted Stock Award may be registered in the holder’s name or a nominee’s name at the discretion of the Company and may bear a legend as described in Section 6.4.2. Unless the Committee determines otherwise, shares of Restricted Stock shall be held by the Company as escrow agent during the applicable Period of Restriction, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the Shares subject to the Restricted Stock Award in the event such Award is forfeited in whole or part.

6.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares subject to an Award of Restricted Stock as it may deem advisable or appropriate.

6.4.1 General Restrictions. The Committee may set restrictions based upon applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

6.4.2 Legend on Certificates. The Committee, in its sole discretion, may legend the certificates representing Restricted Stock during the Period of Restriction to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend: “The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Vitamin Shoppe 2009 Equity Incentive Plan (the “Plan”), and in a Restricted Stock Award Agreement (as defined by the Plan). A copy of the Plan and such Restricted Stock Award Agreement may be obtained from the Vitamin Shoppe Corporate Secretary.”

6.5 Removal of Restrictions. Shares of Restricted Stock covered by a Restricted Stock Award made under the Plan shall be released from escrow as soon as practicable after the termination of the Period of Restriction and, subject to the Company’s right to require payment of any taxes, a certificate or certificates evidencing ownership of the requisite number of Shares shall be delivered to the Participant.

6.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

6.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

6.8 Performance Goals and Performance Periods. The Committee may grant Stock Awards that become earned if the Participant achieves the applicable Performance Goals during and in respect of the designated Performance Period. The Performance Goals and the Performance Period shall be established by the Committee, in its sole discretion. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Committee shall also establish a schedule or schedules for the Stock Awards setting forth the portion of the Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the Performance Goals at the end of the relevant Performance Period. The Performance Goals shall be defined as to their respective components and meaning by the Committee (in its sole discretion). During any Performance Period, the Committee shall have the authority to adjust the Performance Goals and/or the Performance Period in such manner as the Committee, in its sole discretion, deems appropriate at any time and from time to time. The payout of any such Award may be adjusted at the discretion of the Committee.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1 Grant of SARs. Subject to the provisions of the Plan, SARs may be granted to such Participants at such times, and subject to such terms and conditions, as shall be determined by the Committee in its sole discretion; provided, however, that any tandem SAR (i.e., a SAR granted in tandem with an Option) related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted.

7.2 Base Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. Without limiting the foregoing, the Base Price with respect to Shares subject to a tandem SAR shall be the same as the Exercise Price with respect to the Shares subject to the related Option.

7.3 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Base Price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date), the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

7.4 Expiration Dates. Each SAR shall terminate no later than the tenth anniversary of its Grant Date; provided, however, that the expiration date with respect to a tandem SAR shall not be later than the expiration date of the related Option.

7.5 Payment of SAR Amount. Unless otherwise specified in the Award Agreement pertaining to a SAR, a SAR may be exercised (a) by the Participant’s delivery of a written notice of exercise to the Corporate Secretary of the Company (or his or her designee) setting forth the number of whole SARs which are being exercised, (b) in the case of a tandem SAR, by surrendering to the Company any Options which are cancelled by reason of the exercise of such SAR, and (c) by executing such documents as the Company may reasonably request. Except as otherwise provided in the relevant Award Agreement, upon exercise of a SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the amount by which the Fair Market Value of a Share on the date of exercise exceeds the Base Price specified in the Award Agreement pertaining to such SAR; by (ii) the number of Shares with respect to which the SAR is exercised.

7.6 Payment Upon Exercise of SAR. Payment to a Participant upon the exercise of the SAR shall be made, as determined by the Committee in its sole discretion, either (a) in cash, (b) in Shares with a Fair Market Value equal to the amount of the payment or (c) in a combination thereof, as set forth in the applicable Award Agreement.

ARTICLE VIII

OTHER STOCK AWARDS

Subject to the provisions of the Plan, the Committee may develop sub-plans or grant other equity-based awards (“Other Stock Awards”) on such terms as it may determine, including, but not limited to, Awards designed to comply with or take advantage of applicable local laws of jurisdictions outside of the United States.

ARTICLE IX

CHANGE IN CONTROL

Unless otherwise provided in an Award Agreement:

(i) In the event the employment or service of a Participant is terminated by the Company without Cause within two years after the occurrence of a Change in Control following the date of grant, his or her Options and SARs shall fully vest and may be exercised within one year after the date such termination occurred;

(ii) In the event the employment or service of a Participant is terminated by the Company without Cause within two years after the occurrence of a Change in Control following the date of grants, his or her Restricted Stock, RSUs and Other Stock Awards shall fully vest and, to the extent subject to an exercise right, may be exercised within one year after the date such termination occurred; provided, however, that if the awards are subject to Section 409A of the Code and the Change in Control is not a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A of the Code (a “409A Change in Control”), any RSUs and other Awards consisting deferred compensation under Section 409A of the Code shall remain payable on the date(s) provided in the underlying Award Agreement and provisions of the Plan; and

(iii) If any Change in Control occurs prior to the end of any Performance Period, all Performance Goals and other conditions pertaining to Awards under which payments are subject to Performance Goals shall be deemed to be achieved or fulfilled on a pro-rata basis for (i) the number of whole months elapsed from the commencement of the Performance Period through the Change in Control over (ii) the number of whole months included in the original Performance Period, measured at the actual performance level achieved, and shall be waived by the Company. If the awards are subject to Section 409A of the Code and the Change in Control is not a 409A Change in Control, such Awards shall remain payable on the date(s) provided in the underlying Award Agreement and provisions of the Plan.

For purposes of this ARTICLE X, “Cause” means any termination of service where it can be shown that the Participant has (i) willfully failed to perform his or her duties for the Company or an Affiliate, (ii) willfully engaged in conduct that is materially injurious to the Company or an Affiliate, monetarily or otherwise, or (iii) committed acts that constitute a felony under applicable federal or state law or constitute common law fraud. For purposes of this definition, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or Affiliate.

In the event of a Change in Control, the Board can unilaterally implement or negotiate a procedure with any party to the Change in Control pursuant to which all Participants’ unexercised Options may be cashed out as part of the purchase transaction, without requiring exercise, for the difference between the purchase price and the Exercise Price.

ARTICLE X

MISCELLANEOUS

10.1 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, for any reason and with or without cause.

10.2 Participation. No person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3 Unfunded Status. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing set forth herein shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole and absolute discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

10.4 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or good faith failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.5 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

10.6 Beneficiary Designations. Subject to the restrictions in Section 10.7 below, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. For purposes of this Section, a beneficiary may include a designated trust having as its primary beneficiary a family member of a Participant. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.7 Non-transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution; provided, however, that except as provided by in the relevant Award Agreement, a Participant may transfer, without consideration, an Award other than an Incentive Stock Option to one or more members of his or her Immediate Family, to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, to a partnership in which all the partners are members of his or her Immediate Family, or to a limited liability company in which all the members are members of his or her Immediate Family; provided, further, that any such Immediate Family, and any such trust, partnership and limited liability company, shall agree to be and shall be bound by the terms of the Plan, and by the terms and provisions of the applicable Award Agreement and any other agreements covering the transferred Awards. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant and may be exercised only by the Participant or the Participant’s legal representative.

10.8 No Rights as Stockholder. Except to the limited extent provided in Sections 6.6 and 6.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.9 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Committee, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to such Award (or exercise thereof).

10.10 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares, in each case having a Fair Market Value equal to the amount sufficient to satisfy the minimum statutory tax withholding obligations, provided such Shares have been held by the Participant for at least six months.

10.11 No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s or Affiliate’s capital structure or business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary or Affiliate, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s or Affiliate’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary or Affiliate, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s or Affiliate’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary or Affiliate. No Participant, beneficiary or any other person shall have any claim against any Member of the Board or the Committee, the Company or any Subsidiary or Affiliate, or any employees, officers, shareholders or agents of the Company or any Subsidiary or Affiliate, as a result of any such action.

10.12 Restrictions on Shares. Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such Award or the delivery of Shares thereunder, such Award shall not be exercised or settled and such Shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Shares delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder. Finally, no Shares shall be issued and delivered under the Plan, unless the issuance and delivery of those Shares shall comply with all relevant regulations and any registration, approval or action thereunder.

10.13 Changes in Capital Structure. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, change of control or exchange of Shares or other securities of the Company, or other corporate transaction or event (each a “Corporate Event”) affects the Shares, the Board shall, in such manner as it in good faith deems equitable, adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the Exercise Price or Base Price with respect to any Award, or make provision for an immediate cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award.

If the Company enters into or is involved in any Corporate Event, the Board may, prior to such Corporate Event and effective upon such Corporate Event, take such action as it deems appropriate, including, but not limited to, replacing Awards with substitute awards in respect of the Shares, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Awards granted hereunder as of the date of the consummation of the Corporate Event. Notwithstanding anything to the contrary in the Plan, if any Corporate Event occurs, the Company shall have the right, but not the obligation, to cancel each Participant’s Awards immediately prior to such Corporate Event and to pay to each affected Participant in connection with the cancellation of such Participant’s Awards, an amount equal that the Committee, in its sole discretion, in good faith determines to be the equivalent value of such Award (e.g., in the case of an Option or SAR, the amount of the spread), it being understood that the equivalent value of an Option or SAR with an exercise price greater than or equal to the fair market value of the underlying stock shall be $0.

Upon receipt by any affected Participant of any such substitute awards (or payment) as a result of any such Corporate Event, such Participant’s affected Awards for which such substitute awards (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant. Any actions or determinations of the Committee under this Section 10.13 need not be uniform as to all outstanding Awards, nor treat all Participants identically.

10.14 Forfeiture and Repayment. Notwithstanding any other provision of the Plan, any incentive-based compensation otherwise payable or paid to a Participant (including a former Participant) shall be forfeited and/or repaid to the Company as may be required pursuant to applicable regulatory requirements in effect from time to time and the Committee may determine in its discretion that an Award shall be forfeited and/or shall be repaid to the Company (i) if during the course of employment the Participant engages in conduct that is (x) materially adverse to the interest of the Company or its Affiliates, which include failures to comply with the Company’s or an Affiliate’s rules or regulations and material violations of any agreement with the Company or an Affiliate, (y) fraud, or (z) conduct contributing to any financial restatements or irregularities; (ii) if during the course of employment, the Participant competes with, or engages in the solicitation and/or diversion of customers or employees of, the Company or an Affiliate; (iii) if following termination of employment, the Participant violates any post-termination obligations or duties owed to, or any agreement with, the Company or any Affiliate, which includes agreements restricting post-employment conduct, or (iv) upon such other terms specified.

ARTICLE XI

AMENDMENT, TERMINATION AND DURATION

11.1 Amendment, Suspension or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including, without limitation, Section 422 of the Code, Section 162(m) of the Code and the rules of the New York Stock Exchange; provided, however, the Board may amend the Plan and any Award Agreement without shareholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Code. Subject to the preceding sentence, the amendment, suspension or termination of the Plan shall not, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. Notwithstanding the foregoing, the Committee may, but shall not be required to, amend or modify any Award to the extent necessary to avoid the imposition of taxes under Section 409A of the Code. The Company intends to administer the Plan and all Awards granted thereunder in a manner that complies with Code Section 409A, however, the Company shall not be responsible for any additional tax imposed pursuant to Code Section 409A, nor will the Company indemnify or otherwise reimburse Participant for any liability incurred as a result of Code Section 409A. No Award may be granted during any period of suspension or after termination of the Plan. Notwithstanding anything in this Plan to the contrary and subject to Section 10.13, without the approval of stockholders of the Company, no amendment and no substitution or exchange of an outstanding award, including any cancellation, buyout or surrender, shall reduce the exercise price of any outstanding Option, Base Price of any outstanding SAR, or purchase price of any other outstanding Award conferring a right to purchase Stock to an amount less than the Fair Market Value of a share at the date of grant of the outstanding award.

11.2 Duration of the Plan. The Plan shall, subject to Section 11.1, terminate on April 6, 2022, ten years after adoption by the Board, unless earlier terminated by the Board and no further Awards shall be granted under the Plan. The termination of the Plan shall not affect any Awards granted prior to the termination of the Plan.

ARTICLE XII

LEGAL CONSTRUCTION

12.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2 Severability. In the event any provision of the Plan or of any Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement, and the Plan and/or the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4 Governing Law; Waiver of Jury Trial. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. Participant hereby agrees to waive all rights to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to any Award Agreement.

12.5 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

12.6 Incentive Stock Options. Should any Option granted under this Plan be designated an “Incentive Stock Option,” but fail, for any reason, to meet the requirements of the Code for such a designation, then such Option shall be deemed to be a Non-Qualified Stock Option and shall be valid as such according to its terms.

VITAMIN SHOPPE, INC.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on Thursday, June 7, 2012

The Proxy Statement, Annual Report and other proxy materials are available at: http://www.proxyvoting.com/vsi

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

VITAMIN SHOPPE, INC.	If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 28, 2012 to facilitate timely delivery. You will only receive a paper copy of these materials if you request them.

TO REQUEST PAPER COPIES OF PROXY MATERIALS:
(please reference your 11-digit control number when requesting materials)

By opting out to receive printed materials, your preference for future proxy mailings will be kept on our file.

Telephone: 1-888-313-0164 (outside of the U.S and Canada call 201-680-6688)

Email: shrrelations@bnymellon.com
(you must reference your 11-digit control number in your email)

Internet: http://www.proxyvoting.com/vsi

TO VOTE YOUR SHARES SEE INSTRUCTIONS ON REVERSE SIDE This is not a proxy card. You cannot use this notice to vote your shares.

Dear Vitamin Shoppe, Inc. Stockholder:

The 2012 Annual Meeting of Stockholders of Vitamin Shoppe, Inc. (the “Company”) will be held at the La Quinta Inns & Suites, 350 Lighting Way, Secaucus, New Jersey 07094, on Thursday, June 7, 2012, at 10:00 a.m. (local time).

Proposals to be considered at the Annual Meeting:

(1)	Election of 9 Directors to serve until the 2013 annual meeting of stockholders of the Company;

(2)	Approve the advisory vote (non-binding) resolution relating to executive compensation;

(3)	Approve the amendment and restatement of the 2009 Equity Incentive Plan, including performance goals; and

(4)	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2012 fiscal year.

The Board of Directors recommends a vote “FOR” Proposals 1, 2, 3, and 4.

The Board of Directors has fixed the close of business on April 9, 2012 as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

YOU MUST REFERENCE YOUR 11-DIGIT CONTROL NUMBER WHEN YOU REQUEST A PAPER COPY OF THE PROXY MATERIALS OR TO VOTE YOUR PROXY ELECTRONICALLY.

71493

Stockholders of record as of the record Date are encouraged and cordially invited to attend the Annual Meeting. Directions to attend the annual meeting, where you may vote in person can be found on our website, www.vitaminshoppe.com.

Meeting Location:

La Quinta Inns & Suites, 350 Lighting Way, Secaucus, New Jersey 07094

The following proxy materials are available for you to review online:

•	the Company’s 2012 Proxy Statement (including all attachments thereto);

•	the Company’s Annual Report for the fiscal year ended December 31, 2011 (which is not deemed to be part of the official proxy soliciting materials); and

•	any amendments to the foregoing materials that are required to be furnished to stockholders.

To request a paper copy of the proxy materials:

(you must reference your 11-digit control number located on the reverse side of this form)

Telephone:   1-888-313-0164 (outside of the U.S. and Canada call 201-680-6688)

Email:           shrrelations@bnymellon.com (you must reference your 11-digit control number in your email)

Internet:        http://www.proxyvoting.com/vsi

The proxy materials for Vitamin Shoppe, Inc. are available to review at:

http://www.proxyvoting.com/vsi

Have this notice available when you request a PAPER copy of the proxy materials,

when you want to view the proxy materials online,

OR WHEN YOU WANT TO VOTE YOUR PROXY ELECTRONICALLY.

HOW TO VOTE BY INTERNET

We encourage you to review the proxy materials online before voting.

Use the Internet to vote your shares. On the landing page of the above website in the box labeled “To Vote

Your Shares by Internet” click on “Vote Now” to access the electronic proxy card and vote your shares. Have this letter in hand when you access the website.

You will need to reference the 11-digit control number located on the reverse side.

71493